UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ================

                             File No. ______________

                                 CIK: 0001269022

                                   FORM 10-SB

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                            OF SMALL BUSINESS ISSUERS
    PURSUANT TO SECTION 12 (b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934.



                             ATOMIC PAINTBALL, INC.
                             ----------------------
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)


                      TEXAS                                   75-2942917

           (STATE OR OTHER JURISDICTION                    (I.R.S. EMPLOYER
        OF INCORPORATION OR ORGANIZATION)               IDENTIFICATION NUMBER)



                      2460 WEST 26th AVENUE, SUITE 380-C
                           DENVER, COLORADO, 80211



                                (303) 380 2282

                    (TELEPHONE NUMBER, INCLUDING AREA CODE)



Securities registered pursuant to Section 12(b) of the Act: NONE

Securities to be registered pursuant to Section 12(g) of the Act: COMMON STOCK, NO PAR VALUE

                             ATOMIC PAINTBALL, INC.


                                   FORM 10-SB

                                TABLE OF CONTENTS

   ITEM                            DESCRIPTION                              PAGE

Part I.

Item 1.   Description of Business                                              3

Item 2.   Management's    Discussion    and    Analysis    or    Plan   of    12

Item 3.   Description of Properties                                           28

Item 4.   Security Ownership of Certain Beneficial Owners and Management      28

Item 5.   Directors and Executive Officers, Promoters and Control Persons     29

Item 6.   Executive Compensation                                              31

Item 7.   Certain Relationships and Related Transactions                      32

Item 8.   Description of Securities                                           34

Part II.

Item 1.   Market Price of and Dividends on the Registrant's Common Equity     38

Item 2.   Legal Proceedings                                                   39

Item 3.   Changes in and Disagreements With Accountants                       39

Item 4.   Recent Sales of Unregistered Securities                             39

Item 5.   Indemnification of Directors and Officers                           40

Part F/S

          Financial Statements

Part III.

Item 1.   Index to Exhibits                                                   61

Item 2.   Description of Exhibits                                             61

Signatures                                                                    62

                           FORWARD-LOOKING STATEMENTS
    In addition to historical information, some of the information presented in this Registration Statement contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Although Atomic Paintball, Inc. ("Atomic Paintball" or the "Company," which may also be referred to as "we," "us" or "our") believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations: there can be no assurance that actual results will not differ materially from our expectations. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated, including but not limited to, our ability to raise sufficient debt or equity financing to fund on going operations and fully implement our proposed business plan, recruit senior management with the skill and experience to implement our business plan effectively, identify and acquire real estate in suitable locations on which to build paintball parks, obtain the necessary planning approvals to build our paintball parks, build our paintball parks that directly address market demand in a cost effective manner, identify existing paintball parks we would wish to acquire, negotiate successfully to acquire existing paintball parks we wish to acquire, operate our paintball parks, whether we have built them ourselves or acquired them, on a profitable basis, provide services and products in connection with paintball sport activities at our facilities and through a website on a profitable basis within a fiercely competitive market place, avoid, or effectively insurance against, liability claims for personal injury incurred by customers at our paintball parks or using paintball equipment we have provided to them, successfully achieve a listing on the OTC Bulletin Board, or be able to identify and successfully negotiate to acquire assets or businesses in the paintball sector in return for shares of our common stock. Cautionary statements regarding the risks, uncertainties and other factors associated with these forward-looking statements are discussed on page 21 below. You are urged to carefully consider these factors, as well as other information contained in this Registration Statement on Form 10-SB.

                                     PART I

ITEM 1. DESCRIPTION OF BUSINESS

INTRODUCTION

We are a development stage corporation which plans to own and operate paintball facilities and to provide services and products in connection with paintball sport activities at our facilities and through a website. The website has not been developed at this time.

We were incorporated in the Sate of Texas on May 8, 2001, as Atomic Paintball, Inc.

Our mailing address is 2460 West 26th Avenue, Suite 380-C, Denver, Colorado, 80211 and our telephone number is 303-380-2282.

We largely exhausted our available funding during the fiscal year ended December 31, 2004 and were forced to reduce our operations to a subsistence level for much of the fiscal year ended December 31, 2004 and the fiscal year ended December 31, 2005. Subsequently, during the fiscal year ended December 31 2006, we were able to raise sufficient interim funding and issue shares of our common stock as compensation to certain consultants to accelerate the implementation of our proposed business plan. However, so far we have been unable to raise the substantial additional funding required to fully implement our proposed business plan.

It is our current intention, within our existing level of interim funding, to continue to implement our proposed business while at the same time seeking to obtain a listing on the Over The Counter Bulletin Board (the "OTC Bulletin Board"). We intend to attempt to build our business through the purchase of paintball businesses and assets in return for the issue of shares of our common stock and to achieve further funding through private placements of stock. There can be no assurance we will be able to successfully complete any of these proposed transactions.

At present, we have brought our financial books and records up to date, appointed an experienced paintball executive as our non-executive director, initiated an up date of our initial business plan to reflect recent developments within the paintball sector and appointed a consultant to seek potential acquisition targets within the paintball sector.

The details of our history are as follows:

We were incorporated in Texas on May 8, 2001, as Atomic Paintball, Inc.

We raised $76,000 in cash to be used as seed capital and with this equity began conducting market research for the paintball industry and prospective paintball field locations, leased a parcel of property as a potential paintball field location and began improving the site, engaged auditors and counsel and developed our business plan.

In February 2004, we filed a Form SB-2 and subsequently in August 2004, a Form SB-2/A in an attempt to register some of our shares for sale to the general public. The registration never became effective and we withdrew the request for registration in November 2005.

We largely exhausted our available funding during the fiscal year ended December 31, 2004 and were forced to reduce our operations to a subsistence level for much of the fiscal year ended December 31, 2004 and during the fiscal year ended December 31, 2005.

In October 2005, our two founding shareholders and our existing director and officers, Barbara J. Smith and Alton K. Smith ("the Smiths"), entered into a mutual release agreement with us and our shareholders. Under the terms of the agreement, the Smiths appointed Mark A. Armstrong as a new director, transferred 320,000 of their shares of common stock to Mr. Armstrong, and then submitted their resignations as a director and officers. In return for their resignations and their transfer of shares to Mr. Armstrong, the Company and its shareholders irrevocably released the Smiths from any and all actions, complaints and liabilities that may have been outstanding against the Smiths.

In August 2006, Mr. Armstrong appointed David J. Cutler as a new director and subsequently resigned from the Board of Directors.

Mr. Cutler then undertook to use his best efforts to accelerate the implementation of our business plan, settle our outstanding liabilities, bring our financial statements up to date, seek a listing for us on the OTC Bulletin Board, raise new equity and recruit a senior management team that would fully implement our proposed business plan. If we were to be unable to raise sufficient funds to grow our business organically but were able to obtain a listing on the OTC Bulletin Board the intention was to build our business through the purchase of paintball businesses and assets in return for the issue of shares of our common stock. There could be no assurance that this sequence of events could be successfully completed. In return for accepting his appointment with us, Mr. Cutler was issued 2,530,376 shares of our common stock, making him the Company's controlling shareholder.

Effective August 31, 2006, we retained a full time consultant to assist Mr. Cutler in bringing our affairs up to date. Mr. Armstrong, our former director, was issued 250,000 shares of our common stock as compensation for his services as a director.

On September 15, 2006, Larry O'Donnell CPA, PC was appointed as our Independent Registered Public Accounting Firm in succession to KBA Group LLP.

During September 2006, one of our creditors with outstanding liabilities of $13,600 agreed to write off the entire balance we owed to him, other creditors with outstanding liabilities totaling approximately $14,000 agreed to accept approximately 324,000 shares of our common stock in full and final settlement of their outstanding liabilities and shareholders holding 112,000 of our Series A Convertible Preferred Shares converted these Convertible Preferred Shares into 224,000 shares of our common stock.

In December 2006, we appointed one consultant to update our existing business plan to reflect current developments within the paintball sector and a second consultant to seek out potential acquisitions for us within the paintball sector. These consultants were each remunerated with 100,000 shares of our common stock and deferred compensation payable upon the successful completion of their assignments

During December 2006, we issued a further 50,000 shares of our common stock to each of three consultants (150,000 shares in total) who assisted us in bringing our affairs up to date and progressing the implementation of our business strategy and 697,674 shares of our common stock to Mr. Cutler, our Chief Executive Officer and director, to convert $30,000 of the debt he had provided to us into equity.

In December 2006, we appointed Jeffrey L. Perlmutter as a non-executive director. Mr. Perlmutter co-founded Pursuit Marketing, Inc., a $85 million manufacturer and distributor of paintball game products. Mr. Perlmutter sold his interest in Pursuit Marketing, Inc. in November 2006 and will now assist us in implementing our proposed business plan. We issued Mr. Perlmutter 100,000 shares of our common stock as consideration for his appointment as a non-executive director.

In January and February 2007, shareholders holding 180,000 of our Series A Convertible Preferred Shares converted these Convertible Preferred Shares into 360,000 shares of our common stock.

In March 2007, we issued a further 697,674 shares of our common stock to Mr. Cutler, our Chief Executive Officer and director, to convert a further $30,000 of the debt for advances he had provided to us into equity.

In April and May 2007, we issued 800,000 shares of our common stock at $0.125 per share for total consideration of $100,000. Mr. Perlmutter, our non-executive director, subscribed for 200,000 of these shares for total consideration of $25,000.

In May 2007, Pennaluna & Co, a broker dealer, submitted a Form 15c-211 on our behalf seeking to have our shares of common stock listed on the Pink Sheets. We have received two sets of queries from the NASD and are finalizing a response to the second set of queries. There can be no assurance that we shall be successful in our attempts to obtain a listing on the Pink Sheets.

PLAN OF OPERATIONS

Our plan of operation is to progress our business plan to own and operate paintball facilities and to provide services and products in connection with paintball sport activities at our facilities and through a website, within our existing level of interim funding, while at the same time seeking to obtain a listing on the OTC Bulletin Board. We intend to implement our business plan, and we will attempt to build our business through the purchase of paintball businesses and assets in return for the issue of shares of our common stock, and we intend to pursue further capital through private placements of stock. There can be no assurance we will be able to successfully complete any of these proposed transactions.

If we are successful in raising further equity financing, we plan to establish corporate offices, hire senior management, conduct feasibility studies for real estate acquisitions for paintball locations, purchase land and equipment for operating paintball parks, purchase inventory for resale and develop our website for marketing our paintball games and miscellaneous services via the Internet. We will consider acquiring existing underperforming paintball parks where we can create value through new capital expenditure and the application of state of the art marketing and operating disciplines. We will also consider acquiring existing, established, profitable paintball parks as a means of establishing rapidly a critical mass of profitable operations. We would need to raise substantial funds to complete this business plan and there can be no assurance that we will be able to raise sufficient equity to fund our strategy.

There can be no assurance we will be able to raise sufficient debt or equity financing to fund on going operations and fully implement our proposed business plan, recruit senior management with the skill and experience to implement our business plan effectively, identify and acquire real estate in suitable locations on which to build paintball parks, obtain the necessary planning approvals to build our paintball parks, build our paintball parks that directly address market demand in a cost effective manner, identify existing paintball parks we would wish to acquire, negotiate successfully to acquire existing paintball parks we wish to acquire, operate our paintball parks, whether we have built them ourselves or acquired them, on a profitable basis, provide services and products in connection with paintball sport activities at our facilities and through a website on a profitable basis within a fiercely competitive market place, avoid, or effectively insurance against, liability claims for personal injury incurred by customers at our paintball parks or using paintball equipment we have provided to them, successfully achieve a listing on the OTC Bulletin Board, be able to identify or successfully negotiate to acquire assets or businesses in the paintball sector in return for shares of our common stock, or that any stockholder will realize any return on their shares after any such transactions have been completed.

Company Business Plan
------------------------

Paintball - The Sport

The evolution of paintball into the sport that it is today took place fairly quickly in comparison to most other sports. Paintball is claimed by some to have been the most exciting new attraction to hit the amusement industry in 20 years. Today, the sport has over 9 million participants, male and female, young and old, playing in more than 50 countries.

The use of paintball guns, or "markers" as they are referred to, began in the early 1970s, when they were used as a tool for marking trees and livestock.

In 1981, twelve friends played the first recreational paintball game using these industrial paintball guns on a field measuring over 100 acres. Typically in these early years, the sport was played as a small group of friends getting together in the woods to play total elimination games. Sometimes the friends broke into teams to play each other, but most games were "every man for himself." Over the years, recreational paintball has become more sophisticated. Because more people were playing, and playing in teams rather than as individuals, team play has become the standard. Different playing variations began to form, the most popular being "capture the flag," but a variety of offensive/defensive scenarios have also become popular. Also, as the number of people interested in paintball grew, so did the development of the commercial paintball industry. The development of commercial paintball fields allowed large groups of people to meet in one place to play, and the business owners were pushed to develop new and exciting ways to keep these paintballers entertained. This drove the development of new scenarios and styles of playing. The biggest style of play change to come about because of commercial fields was the "bunker-style" game. Smaller fields let players start the action quicker, instead of having to stalk through the woods for 15 minutes before seeing anyone. Also, players purchased more paintballs when they were in a constant firefight, which made the commercial fields more profitable. At its very core, paintball is a very sophisticated game of "dodge ball" and "capture the flag." The game is played with two teams starting on opposite ends of the arena trying to reach two objectives. One, to "mark out" (i.e. hit with a paintball) as many players from the opposing team as possible and second to "capture the flag" and to reach other goals set by the parameters of the game. The game can be equated to a "real world" interactive game of chess with the mental, but additionally a physical, element of the game. Today, while commercial paintball fields are commonplace, there are still a large number of people that prefer playing paintball out in the woods. While "outlaw" paintball is generally much cheaper, it is also more problematic than paying to play at a commercial field.

The first professional tournament was held in 1983 with the prizes that were worth $14,000. Today, major tournaments have hundreds of thousands of dollars worth of prizes.

Paintball - The Industry

According to the Sporting Goods and Manufacturers' Association, participation in paintball in the last 5 years has shown a remarkable 66% increase, from 5.9 million to 9.8 million active participants. Active participants are defined as individuals 6 years of age and older, who have participated in a game at least once per year. The increase in the number of frequent participants, defined as individuals 6 years of age and older who have participated on fifteen or more occasions per year, is even more dramatic with 793,000 active participants in 1998 increasing to over 2,000,000 by 2004 - an increase of 153%. This makes paintball the fastest growing segment of the sporting goods industry. In recent years paintball has moved ahead of snowboarding as the fourth largest alternative sport in the United States.

Approximately, 88% of participants are male, with an average age of 21, while the average of age of female participants is 25 years old. The largest age groups of participation for males are the 12 - 17 (37%) and the 18 - 24 (21%) age groups. However, the male age group that has the highest mean number of days for participation (10.6 days per year) is the 25-34 age group.

The average participant spends approximately $148 a year on equipment related to the sport. Frequent participants, defined in this survey as those who play 20 or more times a year, spend an average of $219 per year. Occasional and infrequent players spend an average of $184 and $80 a year, respectively. Nearly 50% of the expenditure is on paint, 35% is on accessories, 11% on markers and 4% on eye protection. The equipment and accessory industry for paintball generates annual revenue in excess of $260 million.

We believe other indications of the scale and popularity of the sport of paintball are as follows:

Major magazines - 16 - with approximate circulation of 640,000 copies. Paintball stores in the US. - approximately 2,000.
Paintball fields in the US - approximately 1,400.
Number of players worldwide - in excess of 16,000,000.
Number of competing teams in the US - 7,600.
Paintball  products  carried by K-Mart - 176.

Number of  paintball  web sites - 5,000.
Countries in which  paintball is played - 140.
Number of paintball items listed on e-bay - 10,494.
Number of series or league events in the US - 325.
Paintball markers sold in the US per month - approximately 200,000. Universities with paintball clubs / programs - 175.

Paintball - Current Status of Facilities

The first outdoor commercial paintball field started in 1982. The first indoor paintball field followed in 1984. The fields allowed large groups of people to meet in one place to play, and the business owners were pushed to develop new and exciting ways to keep their customers entertained. This drove the development of new scenarios and styles of play. Today there are more than 1,300 registered paintball fields in the US and it is believed that in total there are approximately 2,500 paintball fields in the US and Canada.

The majority of these fields are small, family run, undercapitalized, "hobby" businesses which offer only the most basic, primitive facilities and operate without adequate marketing support or the operation of best business practices.

We believe that this market structure provides us with the ideal opportunity to establish a chain of purpose built, aggressively marketed, professionally operated paintball parks. Customers will be able to play the most innovative gaming scenarios at the highest quality facilities, purchase all paintball equipment and supplies they need and have the opportunity to eat, drink and "hang out" at one convenient paintball park.

Our Proposed Facilities

Our proposed facilities will cover a 5-acre area and will offer 4 fully enclosed paintball fields (1 tournament-sized and 3 smaller fields), a 2,000 square foot building housing an on site shop for equipment and merchandise sales, an equipment rental facility, a players' lounge, indoor restrooms, an air-conditioned meeting room, a concession stand and 1,000 square feet of covered picnic tables for dining and relaxing between games. An all weather surface parking area for 200 vehicles will be available for customers.

The four netted, outdoor paintball playing areas, each approximately 75 x 150 feet in size, will offer different types of obstacles and various levels of challenge. The netting will prevent any paintballs from leaving the playing areas while at the same time reducing the impact of weather conditions on the playing fields. This will allow the players and spectators to safely enjoy the outdoor environment and the paintball activities while being sheltered from the elements. An observation area will be established with bleacher seating between playing areas so that friends and onlookers can view the games. This will also provide a vantage point for the field operator to control and monitor the game and enforce safety regulations.

In the 2,000 square feet building, the on site shop will display paintball related products, clothing and accessories for player purchase with attendants available to answer players' questions about product enhancements, assembly, and repair of paintball equipment. Our rental facility will be located in the rear of the building with visibility to the playing fields. The location of the rental facility will decrease the amount of time a player spends refilling tanks and purchasing more paint in order to return to play. The rental location will house 200 to 300 rental guns, paintball masks, paint, and 6, eighty-pound carbon dioxide tanks for refilling players' air guns.

Proposed Location For Paintball Facilities

The majority of existing paintball parks are located where they are, largely as a matter of random chance. An individual with an interest in the sport of paintball happens to own a piece of property that is not being used for anything else and decides to make it into a paintball park.

We will build our proposed paintball facilities at locations established by detailed feasibility studies of key demographic data. We have not yet selected any site nor obtained financing for the development of these proposed facilities.

We intend to engage architects and real estate consultants to conduct a feasibility studies that will identify and assess the key logistical and demographical factors that we need to consider in order to determine the appropriate locations for each of our proposed facilities. The planned feasibility studies will address such factors as:

     1.   major traffic areas;

     2.   highly populated areas;

     3.   established community centers;

     4.   business and governmental facilities;

     5.   other paintball facilities;

     6.   direct competitors; and

     7.   other high-traffic and high-profit companies

One of our goals is to make the sport of paintball more travel-friendly and logistically convenient for our customers. We believe we can differentiate ourselves from, and gain a competitive advantage over, the traditional "mom and pop" and "hobby" operated paintball facilities which are typically located out in the countryside, sometimes an hour away from the nearest major city, by locating our facilities in close, convenient proximity to our major customer demographics.

We also believe that by carefully locating our paintball parks in areas that are likely to experience significant future appreciation in real estate values that we will be able to create substantial value for our shareholder based on the underlying appreciation of our real estate assets over and above the value created through the creation or purchase of profitable paintball parks.

Proposed Sources of Revenue in the Paintball Industry

We intend to generate revenues through:

Session Fees:

We intend to charge $25 for a 4-hour paintball session.

Equipment  Rental:

If a participant does not own their own equipment, they may rent the equipment for an average fee of $20 per person per session. The standard rental equipment package will include a paintball gun (referred to as a marker) and a mask.

Paintball Sales:

A large portion of our revenues will be generated through the sales of the paintballs to be used during each paintball session. We believe that an average paintball participant will spend $40 on paintballs during each session.

Equipment  Sales:

Many players prefer to own their own equipment, such as guns (markers) and masks. The prices for guns range from $40 for a low-end model to $1,600 for a high-end model. The average price for a mask is $60. We intend to determine the exact product mix that we will carry in our on site shops by conducting extensive research on current sales trends in existing paintball shops and websites.

Merchandise Sales:

On site shops will also carry a variety of Atomic Paintball merchandise including hats, t-shirts, sweatshirts, beer mugs, shot glasses, key chains, etc. The prices for this merchandise will vary depending on the product.

Concession Stands:

The concessions stands will carry a full range of snack foods typically found in a convenience store environment including soda and water, chips, candy, etc.,. The prices for this merchandise will vary depending on the product.

Website Sales:

Our website will not only sell the equipment and merchandise that is available in our stores, but will also sell a far broader product range than will be available at our stores. While our onsite stores will be restricted by the limited physical space to maintain inventory on hand, the website will have no such restrictions to the product range we can offer.

We believe that in addition to acting as a profit center in its own right, the website will perform two other valuable functions for us:

     1) The sales data generated by the website will help us to identify and maintain at the optimum product mix for our on site stores, and

     2) The website will serve as a valuable marketing tool for our paint ball parks by advertising their physical locations, providing driving directions, allowing potential customers to research our session fees and rentals, join a league or learn more about the sport of paintball and our operations.

Other Amenities:

While we shall provide other amenities, such as the players' lounge and picnic areas, we do not intend to charge for the use of these facilities. We believe that the provision of these amenities at each of our facilities it is essential to providing the quality of customer experience to drive repeat business and valuable referrals.

Anticipated pricing for the sale of our products and services is based on our initial business plan which is now in the process of being updated. Actual pricing will vary on a park by park basis based on local competitive pressures and local demographics.

Acquisition Opportunities
----------------------------

We intend to attempt to raise the equity necessary to buy land in carefully researched locations, in close, convenient, proximity to our major customer demographics, build state of the art paintball facilities, and aggressively
market  a  professionally   operated   paintball   experience  to  our  targeted
demographic.

We believe that among the 2,500 existing paintball parks in North America and Canada there may be opportunities to purchase certain existing paintball parks that can be enhanced to provide our the full extent of our proposed product offering to our targeted demographic for less than it would cost to build an entirely new facility from scratch. In these situations, we would attempt to acquire these parks and enhance them rather than look to build an entirely new facility.

We will also consider acquiring existing, established profitable paint ball parks as a means to rapidly establishing a critical mass of profitable operations. There can be no assurance that we will be able to acquire such parks at a price that would be acceptable to us.

If we are unable to raise sufficient equity to fully implement our proposed strategy, we would also seek to acquire paintball assets for shares of our common stock where we believe we can effectively add value to these paintball assets in a cost effective manner through effective application of our proposed process enhancements.

In implementing a structure for a particular business acquisition, we may become a party to a consolidation, reorganization, joint venture, or licensing agreement with another company or entity. We may also acquire stock or assets of an existing business. Upon consummation of a transaction, it is probable that our present management and stockholders will no longer be in control of us. In addition, our sole director may, as part of the terms of the acquisition transaction, resign and be replaced by new directors without a vote of our stockholders, or sell his stock in us. Any such sale will only be made in compliance with the securities laws of the United States and any applicable state.

It is anticipated that any securities issued in any such reorganization would be issued in reliance upon exemption from registration under application federal and state securities laws. In some circumstances, as a negotiated element of the transaction, we may agree to register all or a part of such securities immediately after the transaction is consummated or at specified times thereafter. If such registration occurs, it will be undertaken by the surviving entity after it has successfully consummated a merger or acquisition and is no longer considered an inactive company. The issuance of substantial additional securities and their potential sale into any trading market which may develop in our securities may have a depressive effect on the value of our securities in the future. There is no assurance that such a trading market will develop.

While the actual terms of a transaction cannot be predicted, it is expected that the parties to any business transaction will find it desirable to avoid the creation of a taxable event and thereby structure the business transaction in a so-called "tax-free" reorganization under Sections 368(a)(1) or 351 of the Internal Revenue Code (the "Code"). In order to obtain tax-free treatment under the Code, it may be necessary for the owner of the acquired business to own 80% or more of the voting stock of the surviving entity. In such event, our stockholders would retain less than 20% of the issued and outstanding shares of the surviving entity. This would result in significant dilution in the equity of stockholders.

As part of our investigation, we expect to meet personally with management and key personnel, visit and inspect material facilities, obtain independent analysis of verification of certain information provided, check references of management and key personnel, and take other reasonable investigative measures, to the extent of our limited financial resources and management expertise. The manner in which we participate in an opportunity will depend on the nature of the opportunity, the respective needs and desires of both parties, and the management of the opportunity.

With respect to any acquisition, and depending upon, among other things, the target company's assets and liabilities, our stockholders will in all likelihood hold a substantially lesser percentage ownership interest in us following any merger or acquisition. The percentage ownership may be subject to significant reduction in the event we acquire a target company with assets and expectations of growth. Any merger or acquisition can be expected to have a significant dilutive effect on the percentage of shares held by our stockholders.

We will participate in a business opportunity only after the negotiation and execution of appropriate written business agreements. Although the terms of such agreements cannot be predicted, generally we anticipate that such agreements will (i) require specific representations and warranties by all of the parties;
(ii) specify certain events of default; (iii) detail the terms of closing and the conditions which must be satisfied by each of the parties prior to and after such closing; (iv) outline the manner of bearing costs, including costs associated with the Company's attorneys and accountants; (v) set forth remedies on defaults; and (vi) include miscellaneous other terms.

As stated above, we will not acquire any entity which cannot provide independent audited financial statements within a reasonable period of time after closing of the proposed transaction. If such audited financial statements are not available at closing, or within time parameters necessary to insure our compliance within the requirements of the 1934 Act, or if the audited financial statements provided do not conform to the representations made by that business to be acquired, the definitive closing documents will provide that the proposed transaction will be voidable, at the discretion of our present management. If such transaction is canceled, the definitive closing documents will also contain a provision providing for reimbursement for our costs associated with the proposed transaction.

Competition
------------

The paintball industry is relatively new, continually changing and very competitive. We expect competition in this business to intensify in the future. If we fail to attract and retain a customer base we will not develop significant revenues or market share. Going into business in the paintball industry is relatively easy and new competitors enter this market at a relatively low cost. In addition, the market for paintball gaming and paintball products is very competitive and no clear leader has been established although a number of companies have recently announced plans to open multiple paintball facilities in other parts of the United States. We will compete with a variety of other companies, including existing paintball product suppliers and paintball activity fields and the online retail web sites of some traditional retailers who may also sell paintball products and services, many of whom have much more money than we do.

With respect to our proposed sales of paintball equipment and merchandise, there are other companies across the country that retail paintball merchandise at competitive prices both online and in retail stores. These companies offer competitively priced basic paintball equipment, supplies and apparel, and we may have difficulty competing with them.

We believe we are an insignificant participant among the firms that operate in the paintball sector. There are many established paintball businesses that have significantly greater financial and personnel resources and technical expertise than we have. In view of our limited financial resources and limited management availability, we will continue to be at a significant competitive disadvantage compared to our competitors.

Investment Company Act 1940
----------------------------

Although we will be subject to regulation under the Securities Act of 1933, as amended, and the 1934 Act, we believe we will not be subject to regulation under the Investment Company Act of 1940 (the "1940 Act") insofar as we will not be engaged in the business of investing or trading in securities. In the event we engage in business combinations that result in us holding passive investment interests in a number of entities, we could be subject to regulation under the 1940 Act. In such event, we would be required to register as an investment company and incur significant registration and compliance costs. We have obtained no formal determination from the SEC as to our status under the 1940 Act and, consequently, any violation of the 1940 Act would subject us to material adverse consequences. We believe that, currently, we are exempt under Regulation 3a-2 of the 1940 Act.

INTELLECTUAL PROPERTY

We do not hold any patents or patent applications.

EMPLOYEES

We have not had and do not currently have any salaried employees.

Our operations have been performed by our directors, officers, shareholders and third party consultants.

At December 31, 2006, we had two directors responsible for progressing our business plan. We had appointed one consultant to update our existing business plan to reflect current developments within the paintball sector and a second consultant to seek out potential acquisitions for us within the paintball sector. These consultants were each remunerated with 100,000 shares of our common stock and deferred compensation payable upon the successful completion of their assignments.

FACTORS AFFECTING FUTURE PERFORMANCE

The factors affecting our future performance include our ability to raise sufficient debt or equity financing to fund on going operations and fully implement our proposed business plan, recruit senior management with the skill and experience to implement our business plan effectively, identify and acquire real estate in suitable locations on which to build paintball parks, obtain the necessary planning approvals to build our paintball parks, build our paintball parks that directly address market demand in a cost effective manner, identify existing paintball parks we would wish to acquire, negotiate successfully to acquire existing paintball parks we wish to acquire ,operate our paintball parks, whether we have built them ourselves or acquired them, on a profitable basis, provide services and products in connection with paintball sport activities at our facilities and through a website on a profitable basis within a fiercely competitive market place, avoid, or effectively insurance against, liability claims for personal injury incurred by customers at our paintball parks or using paintball equipment we have provided to them, successfully achieve a listing on the OTC Bulletin Board, be able to identify or successfully negotiate to acquire assets or businesses in the paintball sector in return for shares of our common stock, or that any stockholder will realize any return on their shares after any such transactions have been completed.

The factors affecting our future performance are further listed and explained below under the section "Risk Factors" in Management's Discussion and Analysis of Financial Condition and Results of Operations on page 21 below.

ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto and the other financial information included elsewhere in this report. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements as a result of any number of factors, including those set forth under "Risk Factors" on page 21 and elsewhere in this report.

OVERVIEW

We are a development stage corporation which plans to own and operate paintball facilities and to provide services and products in connection with paintball sport activities at our facilities and through a website.

We largely exhausted our available funding during the fiscal year ended December 31, 2004, and were forced to reduce our operations to a subsistence level for much of the fiscal year ended December 31, 2004 and during the fiscal year ended December 31, 2005. Subsequently, during the fiscal year ended December 31 2006, we were able to raise sufficient further interim funding and issue shares of our common stock as compensation to certain consultants to accelerate the implementation of our proposed business plan. However, so far we have been unable to raise the substantial additional funding required to fully implement our proposed business plan.

At present, , we have brought our financial books and records up to date, appointed a highly experienced paintball executive as our non-executive director, initiated an up date of our initial business plan to reflect recent developments within the paintball sector and appointed a consultant to seek potential acquisition targets within the paintball sector.

PLAN OF OPERATIONS

We intend to attempt to raise $250,000 in an initial private placement in late 2007 or early 2008 to fund our business plan.

Our proposed operating budget for the next twelve months is:

Accounting and legal expenses                           $  10,000
Salaries and wages                                        100,000
Feasibility                                                50,000
Marketing                                                  30,000
Development of website                                     10,000
Travel and administrative                                  25,000
Office expenses                                            25,000
                                                       -------------
                                                         $250,000
                                                       =============

If we are successful in raising further equity finance we plan to establish corporate offices, hire senior management, conduct feasibility studies for real estate acquisitions for paintball locations, purchase land and equipment for operating paintball parks, purchase inventory for resale and develop our website for marketing our paintball games and miscellaneous services via the Internet. We will consider acquiring existing underperforming paintball parks where we can create value through new capital expenditure and the application of state of the art marketing and operating disciplines. We will also consider acquiring existing, established, profitable paintball parks as a means of establishing rapidly a critical mass of profitable operations. We would need to raise substantial funds to complete this business plan and there can be no assurance that we will be able to raise sufficient equity to fund our strategy.

There can be no assurance we will be able to raise sufficient debt or equity financing to fund ongoing operations and implement our proposed business plan, recruit senior management with the skill and experience to implement our business plan effectively, identify and acquire real estate in suitable locations on which to build paintball parks, obtain the necessary planning approvals to build our paintball parks, build our paintball parks that directly address market demand in a cost effective manner, identify existing paintball parks we would wish to acquire, negotiate successfully to acquire existing paintball parks we wish to acquire, operate our paintball parks, whether we have built them ourselves or acquired them, on a profitable basis, provide services and products in connection with paintball sport activities at our facilities and through a website on a profitable basis within a fiercely competitive market place, avoid, or effectively insurance against, liability claims for personal injury incurred by customers at our paintball parks or using paintball equipment we have provided to them, successfully achieve a listing on the OTC Bulletin Board, be able to identify or successfully negotiate to acquire assets or businesses in the paintball sector in return for shares of our common stock, or that any stockholder will realize any return on their shares after any such transactions have been completed.

Liquidity and Capital Resources

At September 30, 2007, we had total assets of $21,603 consisting solely of cash, no operating business or other source of income, outstanding liabilities totaling $67,564 and a stockholder' deficit of $45,962.

Consequently, we are now dependent on raising additional equity and/or, debt to fund any negotiated settlements with our outstanding creditors and meet our ongoing operating expenses. There is no assurance that we will be able to raise the necessary equity and/or, debt that we will need to be able to negotiate acceptable settlements with our outstanding creditors or fund our ongoing operating expenses.

Since his appointment on August 31, 2006 and through June 30, 2007, Mr. Cutler, our sole officer and a director, has made advances to us of $158,812 by way of a loan. These funds are used to support our ongoing operating costs and settle certain outstanding liabilities. In December 2006, Mr. Cutler converted $30,000 of his loan into 697,674 shares of common stock. In March 2007, Mr. Cutler converted an additional $30,000 of his loan into an additional 697,674 shares of our common stock. At September 30, 2007, the Company owed Mr. Cutler approximately $36,611. There can be no assurance that Mr. Cutler will continue to provide such financing on an ongoing basis

During the nine months ended September 30, 2007, we raised $100,000 in cash through the private placement of 800,000 shares of our common stock at $0.125 per share. Mr. Perlmutter, a director of the Company, subscribed for 200,000 of these shares in exchange for $25,000. There can be no assurance that we will be able to secure additional financing on an ongoing basis.

Between January and February 2007, shareholders holding 180,000 of our Series A Convertible Preferred Shares converted these Convertible Preferred Shares into 360,000 shares of our common stock.

RESULTS OF OPERATIONS - NINE MONTHS ENDED SEPTEMBER 30, 2007 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 2006

Total Operating Expenses

During the nine months ended September 30, 2007, we recognized total operating expenses of $109,668 compared to $127,072 during the nine months ended September 30, 2006, a decrease of $17,404.

During the nine months ended September 30, 2007, we were actively involved in implementing our business plan and in association with those activities we incurred director's remuneration, legal, accounting and consulting fees, travel costs and other overhead expenses. By comparison during the nine months ended September 30, 2006, we were operating on a subsistence basis until August 31, 2006 and incurred only nominal overhead expenses. However, effective August 31, 2006, we incurred directors' remuneration of $119,159 with the issuance of the 2,530,376 shares of our common stock we issued Mr. Cutler to accept his appoint as a director and officer and 250,00 shares of our common stock we issued to Mr. Armstrong for his services to us as a director.

Interest (Expense)

We recognized an interest expense of $3,473 during the nine months ended September 30, 2007, compared to $1,970 during the nine months ended September 30, 2006, an increase of $1,503. This expense relates to the interest expense accrued on the loan made to us by certain of our officers and shareholders. The increase in the amount of interest between the two periods reflects the increase in the principal balance of the loans made to us by our officers and shareholders between the two periods.

Provision for Income Taxes

No provision for income taxes was required in the nine month periods ended September 30, 2007 or 2006, as we generated tax losses in both periods.

Net Loss

We recognized a net loss of $113,140 for the nine months ended September 30, 2007 compared to a net loss of $129,043 for the nine months ended September 30, 2006, a decrease of $15,903, due to the factors described above.

CASH FLOW INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 2006

At September 30, 2007, we had total assets of $21,603, consisting solely of cash, no operating business or other source of income, outstanding liabilities of $67,564 and a stockholder' deficit of $45,962.

Net cash used in operations in the nine months ended September 30, 2007 was $111,816 compared to $15,178 in the nine months ended September 30, 2006, an increase of $96,638. In the nine months ended June 30, 2007, our net loss, without any need for an adjustment for non-cash items, resulted in a negative cash flow of $113,140, which was partially offset by a positive cash flow of $1,324 generated from the net movement in our operating assets and liabilities. This compares with a net loss, after adjustment for non-cash items, of $21,880 in the nine months ended September 30, 2006, which was largely offset by a positive cash flow of $6,703 generated from the net movement in our operating assets and liabilities.

No cash was provided by or used in investing activities during the nine months ended September 30, 2007 or 2006.

Net cash provided by financing activities during the nine months ended September 30, 2007 was $133,375 compared to $15,164 net cash provided by financing activities during the nine months ended September 30, 2006, an increase $118,211. During the nine months ended September 30, 2007, we received $100,000 through the issuance of 800,000 shares of our common stock, at $0.125 per share and a net $33,375 in loans from our director and sole officer, Mr. Cutler. During the nine months ended September 30, 2006, we received $14,164 in loans from our director and sole officer, Mr. Cutler and $1,000 by way of a loan from one of our shareholders.

Consequently, we are now dependent on raising additional equity and/or debt to fund any negotiated settlements with our outstanding creditors and meet our ongoing operating expenses. There is no assurance that we will be able to raise the necessary equity and/or debt that we will need to be able to negotiate acceptable settlements with our outstanding creditors or fund our ongoing operating expenses.

RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006 COMPARED TO THE FISCAL YEAR ENDED DECEMBER 31, 2005

Operating Losses

During the year ended December 31, 2006, we recognized total operating losses of $197,278 compared to $3,078 during the year ended December 31, 2005. The increase of $194,200 was due to the increase operational activity in association with the implementation of our business plan, as described herein.

General and administrative expenses incurred during the year ended December 31, 2006 were $210,685 compared to $2,195 for the year ended December 31, 2005, an increase of $208,490. The increase in general and administrative expenses is largely due to the fact that during the year ended December 31, 2006, we incurred substantially increased directors and consultants costs as we accelerated the implementation of our business plan from the subsistence level that existed for much of the financial year ended December 31, 2005. Approximately, $138,444 of the general and administrative costs incurred during the year ended December 31, 2006, related to the value of shares of our common stock issued to our directors and certain consultants in consideration of their services to us.

Gain on Settlement of Liabilities

During the year ended December 31, 2006, we recognized a gain of $13,600 on the settlement of liabilities. During the year ended December 31, 2006, one of our creditors with outstanding liabilities of $13,600 agreed to write off the entire balance we owed.

Interest Expense

Interest expense during the year ended December 31, 2006 was $2,904 compared with the $3,070 for the year ended December 31, 2005.

Provision for Income Taxes

No provision for taxation was required during either the year ended December 31, 2006 or the year ended December 31, 2005 as we had taxable losses in both years.

Net Loss

We recognized a net loss during the year ended December 31, 2006 was $200,182 compared to $6,148 for the year ended December 31, 2005, an increase of $194,034, due to the factors and activities set out above.

CASH FLOW INFORMATION FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

As of December 31, 2006, we had total assets of $80 of which $44 was cash and $36 was another receivable, no operating business or other source of income, outstanding liabilities of $62,901 and a stockholders' deficit of $62,822.

Cash flow used in by operating activities totaled $68,297 for the year ended December 31, 2006 compared to $35 generated by operating activities for year ended December 31, 2005, an increase of $68,332. The net loss, adjusted for non-cash items, for during the year ended December 31, 2006 was $73,326 compared to $4,196 during the year ended December 31, 2005, an increase of $69,130. This increase was partially offset by a $798 increase in cash generated from the net movement in operating assets and liabilities during the year ended December 31, 2006 as compared to the year ended December 31, 2005.

No cash flow was generated by or used in investment activities for the years ended December 31, 2006 or 2005, as we had no investments to sell and no available cash to purchase investments.

Cash flow generated by financing activities for the year ended December 31, 2006 was $68,290. The Company did not generate cash flows during the year ended December 31, 2005. During the year ended December 31, 2006, we received $68,290 in loans from a director and a shareholder.

Consequently, we are now dependent on raising additional equity and, or, debt to fund any negotiated settlements with our outstanding creditors and meet our ongoing operating expenses. There is no assurance that we will be able to raise the necessary equity and, or, debt that we will need to be able to negotiate acceptable settlements with our outstanding creditors or fund our ongoing operating expenses.

Since his appointment effective August 31, 2006 through June 30, 2007, Mr. David
J. Cutler, our sole officer and a director of ours, has made advances to us of $120,323 by way of loan to fund our ongoing operating costs and settle certain outstanding liabilities. In December 2006 Mr. Cutler converted $30,000 of his loan to us into 697,674 shares of our common stock. In March 2007, Mr. Cutler converted a further $30,000 of his loan to us into an additional 697,674 shares of our common stock. There can be no assurance that Mr. Cutler will continue to provide such financing on an ongoing basis.

CRITICAL ACCOUNTING POLICIES

Financial Reporting Release No. 60 requires all companies to include a discussion of critical accounting policies and estimates used in the preparation of their financial statements. On an on-going basis, we evaluate our critical accounting policies and estimates. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies are described in Note 1 to our Financial Statements on page 48. These policies were selected because they represent the more significant accounting policies and methods that are broadly applied in the preparation of our financial statements. However, it should be noted that we intend to acquire a new operating business. The critical accounting policies and estimates for such new operations will, in all likelihood, be significantly different from our current policies and estimates.

OFF  BALANCE  SHEET   ARRANGEMENTS,   CONTRACTUAL   OBLIGATIONS  AND  COMMERCIAL
COMMITMENTS

Financial Reporting Release No. 61 requires all companies to include a discussion to address, among other things, liquidity, off-balance sheet arrangements, contractual obligations and commercial commitments. Details of the arrangements, contractual obligations and commercial commitments are described in Note. 7 of our Financial Statements on page 55.

ACCOUNTING PRONOUNCEMENTS

In March 2005, the Financial Accounting Standards Board (FASB) Interpretation No. 47 "FIN 47" was issued, which clarifies certain terminology as used in FASB Statement No. 143, "Accounting for Asset Retirement Obligations." In addition it clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. Early adoption of FIN 47 is encouraged. We do not believe that the adoption of FIN 47 will have a material impact on our financial conditions or results of operation.

In May 2005, the FASB issued FASB Statement No. 154, which replaces APB Opinion No.20 and FASB No. 3. This Statement provides guidance on the reporting of accounting changes and error corrections. It established, unless impracticable retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements to a newly adopted accounting principle. The Statement also provides guidance when the retrospective application for reporting of a change in accounting principle is impracticable. The reporting of a correction of an error by restating previously issued financial statements is also addressed by this Statement. This Statement is effective for financial statements for fiscal years beginning after December 15, 2005. Earlier application is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date this Statement is issued. We do not believe that the adoption of FASB Statement No. 154 will have a material impact on our financial conditions or results of operation.

In February 2006, the FASB issued FASB Statement No. 155, which is an amendment of FASB Statements No. 133 and 140. This Statement; a) permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, b) clarifies which interest-only strip and principal-only strip are not subject to the requirements of Statement 133, c) establishes a requirement to evaluate interests in securitized financial assets to identify interest that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, d) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, e) amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This Statement is effective for financial statements for fiscal years beginning after September 15, 2006. Earlier adoption of this Statement is permitted as of the beginning of an entity's fiscal year, provided the entity has not yet issued any financial statements for that fiscal year. We does not believe that the adoption of FASB Statement No. 155 will have a material impact on our financial conditions or results of operation

In March 2006, the FASB issued FASB Statement No. 156, which amends FASB Statement No. 140. This Statement establishes, among other things, that accounting for all separately recognized servicing assets and servicing liabilities. This Statement amends Statement 140 to require that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. This Statement permits, but does not require, the subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value. An entity that uses derivative instruments to mitigate the risks inherent in servicing assets and servicing liabilities is required to account for those derivative instruments at fair value. Under this Statement, an entity can elect subsequent fair value measurement to account for its separately recognized servicing assets and servicing liabilities. By electing that option, an entity may simplify its accounting because this Statement permits income statement recognition of the potential offsetting changes in fair value of those servicing assets and servicing liabilities and derivative instruments Is the same accounting period. This Statement is effective for financial statements for fiscal years beginning after September 15, 2006. Earlier adoption of this Statement is permitted as of the beginning of an entity's fiscal year, provided the entity has not yet issued any financial statements for that fiscal year. We do not believe that the adoption of FASB Statement No. 156 will have a material impact on our financial conditions or results of operation.

In September 2006, the FASB issued  Statement of Financial  Accounting  Standard
(SFAS) No. 157, "Fair Value Measurements" ("SFAS No. 157"). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles ("GAAP"), and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurement where the FASB has previously determined that under those pronouncements fair value is the appropriate measurement. This statement does not require any new fair value measurements but may require companies to change current practice. This statement is effective for those fiscal years beginning after November 15, 2007 and to the interim periods within those fiscal years. We believe that SFAS No. 157 should not have a material impact on our financial position or results of operations

In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans" ("SFAS No. 158"). SFAS No. 158 requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position, recognize changes in that funded status in the year in which the changes occur through comprehensive income and measure a plan's assets and its obligations that determine its funded status as of the end of the employer's fiscal year. The provisions of SFAS No. 158 are effective for fiscal years ending after December 15, 2006. We believe that SFAS No. 158 should not have a material impact on our financial position or results of operations.

In June 2006, the FASB issued FIN No. 48, "Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109." This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006. We believe that FIN No. 48 should not have a material impact on our financial position or results of operations

In  September  2006,  the  SEC  issued  Staff   Accounting   Bulletin  No.  108,
"Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" ("SAB 108"). SAB 108 requires companies to evaluate the materiality of identified unadjusted errors on each financial statements and related financial statement disclosure using both the rollover approach and the iron curtain approach. The requirements of SAB 108 are effective for annual financial statements covering the first fiscal year ending after November 15, 2006. SFAS No. 158 has not had a material impact on our financial position or results of operations.

EFFECTS OF INFLATION

Although we cannot accurately anticipate the effect of inflation on our operations, we do not believe that inflation has had, or is likely in the future to have, a material effect on our results or financial condition.

SUBSEQUENT EVENTS

None.

RISK FACTORS

RISKS ASSOCIATED WITH OUR COMPANY


WE ARE A DEVELOPMENT STAGE COMPANY, WITH NO SIGNIFICANT HISTORY OF OPERATIONS.

We were incorporated on May 8, 2001, and are, therefore, a start up company with very little operating history. Consequently, our business plan is as yet unproven.

SOME MAJOR COMPONENTS OF OUR BUSINESS STRATEGT HAVE NOT BEEN FULLY DEVELOPED AS YET.

We have developed our strategy to own and operate paintball facilities and to provide services and products in connection with paintball sport activities at future facilities and through a website. However, due to lack of resources we have not been able to complete or execute many components of our strategy at this time including the demographic studies necessary to identify the optimum locations for our future parks, the operating procedures to be adopted at our parks or the marketing strategies necessary to drive foot traffic through the parks. The development and implementation of these components will be complicated and time consuming. There can be no assurance that we will successfully develop all or any of these components. If we do not develop and implement these components in a timely manner, our operating revenues may never be developed.

COMPETITION IN THE PAINTBALL AND E-COMMERCE BUSINESS IS INTENSE AND WE MAY NOT BE ABLE TO COMPETE AND SURVIVE.

The paintball industry is relatively new, ever changing and very competitive. We expect competition in this business to intensify in the future. If we fail to attract and retain a customer base we will not develop significant revenues or market share. Going into business in the paintball industry is relatively easy and new competitors enter this market at a relatively low cost. In addition, the market for paintball gaming and paintball products is very competitive and no clear leader has been established. We will compete with a variety of other companies, including existing paintball product suppliers and paintball activity fields and the online retail web sites of some traditional retailers who may also sell paintball products and services, many of whom have many more resources than we do.

A DECLINE IN PAINTBALL POPULARITY MAY ADVERSELY AFFECT OUR BUSINESS.

If paintball declines in popularity there is significant risk that the demand for paintball parks and paintball related products will be negatively impacted resulting in a decline of sales revenues, if any are ever developed. This decline could result from adverse economic conditions which could negatively affect disposable income, changes in leisure habits or changes in statutory regulations effecting paintball parks or products.

WE HAVE A MINIMAL OPERATING HISTORY, SO INVESTORS HAVE NO WAY TO GAUGE OUR LONG TERM PERFORMANCE.

We were incorporated on May 8, 2001, based on a concept to own and operate paintball facilities and to provide services and products in connection with paintball sport activities at our facilities and through a website. Our current management team has been with us for less than twelve months. As evidenced by our financial reports we have generated no revenue. We must be regarded as a new or development venture with all of the unforeseen costs, expenses, problems, and difficulties to which such ventures are subject. The venture must be considered highly speculative.

WE CAN MAKE NO ASSURANCE OF SUCCESS OR PROFITABILITY IN THE FUTURE.

There is no assurance that we will ever operate profitably. There is no assurance that we will generate revenues or profits in the future, or that the market price of our shares of common stock will be increased thereby.


WE ARE NOT DIVERSIFIED AND WE WILL BE DEPENDENT ON ONLY ONE BUSINESS.

We currently have no plans to diversify our operations outside the paintball sector. The concentration of our activities into just one sector may subject us to economic fluctuations specific to the paintball industry and therefore increase the risks associated with our operations.

WE HAVE NO ESTABLISHED OPERATING MANAGEMENT.

Our plan is to raise equity and then seek to recruit a management team with the specific skills and experience required to implement our proposed business plan. It will be more difficult to raise equity without an established management team in place that it would have been if we already had such a team in place. Even if we are successful in raising the necessary equity it will be difficult to recruit a high quality team for a small start up operation. Once we have recruited the management team there can be no guarantee that they will be successful in implementing our business plan.

BECAUSE OF THE NATURE OF OUR PROPOSED ACTIVITIES, WE MAY BE SUBJECT TO LIABILITY CLAIMS RESULTING FROM PERSONAL INJURIES AND MAY BE UNABLE TO OBTAIN OR MAINTAIN ADEQUATE LIABILITY INSURANCE.

We may become involved in various lawsuits incidental to our business, some of which may relate to claims allegedly resulting in injury or death. Significantly increased product liability claims continue to be asserted successfully against manufacturers and distributors of sports equipment throughout the United States resulting in general uncertainty as to the nature and extent of liability for personal injuries. In recent years, product liability insurance has become much more expensive, more restrictive and more difficult to obtain. While we intend to obtain liability insurance, there can be no assurance that we will be able to obtain or maintain liability insurance coverage sufficient to cover any successful liability claims made against us. Any claims substantially in excess of our insurance coverage, or any substantial claim not covered by insurance, could have a material adverse effect on our financial condition and results of operations

BECAUSE INSIDERS CONTROL OUR ACTIVITIES, THET MAY CAUSE US TO ACT IN A MANNER THAT IS MOST BENEFICIAL TO THEM AND NOT TO OUTSIDE SHAREHOLDERS, WHICH COULD CAUSE US NOT TO TAKE ACTIONS THAT OUTSIDE INVESTORS MIGHT VIEW FAVORABLY.

Our executive officers, directors, and holders of 5% or more of our outstanding common stock beneficially own approximately 83% of our outstanding common stock. As a result, they effectively control all matters requiring director and stockholder approval, including the election of directors, the approval of significant corporate transactions, such as mergers and related party transaction. These insiders also have the ability to delay or perhaps even block, by their ownership of our stock, an unsolicited tender offer. This concentration of ownership could have the effect of delaying, deterring or preventing a change in control of our company that you might view favorably.

OUR DIRECTORS MAY HAVE CONFLICTS OF INTEREST WHICH MAY NOT BE RESOLVED FAVORABLY TO US.

Certain conflicts of interest may exist between our directors and us. Our Directors have other business interests to which they devote their attention, and may be expected to continue to do so although management time should be devoted to our business. As a result, conflicts of interest may arise that can be resolved only through exercise of such judgment as is consistent with fiduciary duties to us. See "Directors, Executive Officers, Promoters and Control Persons" (page 30), and "Conflicts of Interest." (page 30).

WE MAY DEPEND UPON OUTSIDE ADVISORS, WHO MAY NOT BE AVAILABLE ON REASONABLE TERMS AND AS NEEDED.

To supplement the business experience of our officers and directors, we may be required to employ accountants, technical experts, appraisers, attorneys, or other consultants or advisors. Our Board without any input from stockholders will make the selection of any such advisors. Furthermore, it is anticipated that such persons may be engaged on an "as needed" basis without a continuing fiduciary or other obligation to us. In the event we consider it necessary to hire outside advisors, we may elect to hire persons who are affiliates, if they are able to provide the required services.

WE HAVE A SUBSTANTIAL BALANCE OF OUTSTANDING LIABILITIES.

At September 30, 2007 we had outstanding liabilities of approximately $68,000. We had approximately $22,000 in cash, no active operating business or our source of income from which to repay these creditors. Accordingly we must attempt to negotiate acceptable settlements with these outstanding creditors and then attempt to raise debt and, or, equity funding to finance the payment of the agreed settlements. There can be no assurance that we shall be able to negotiate acceptable settlements with our outstanding creditors or that we shall be able to raise the necessary debt and, or, equity finance to fund any such agreed settlements.

WE HAVE INCURRED SIGNIFICANT LOSSES AND ANTICIPATE FUTURE LOSSES, AND OUR AUDITORS HAVE ISSUED A "GOING CONCERN" QUALIFICATION IN THEIR OPINION.

At September 30, 2007, we had an accumulated deficit of approximately $440,000 and a stockholders' deficit of approximately $41,000. Future losses are likely to occur as we have no sources of income to meet our operating expenses. As a result of these, among other factors, we received a report on our consolidated financial statements for the years ended December 31, 2006 and 2005 from our Independent Registered Public Accounting Firms that include an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.

OUR EXISTING FINANCIAL RESOURCES ARE INSUFFICIENT TO MEET OUR ONGOING OPERATING EXPENSES.

We have no sources of income at this time and no existing cash balances to meet our ongoing operating expenses. In the short term, unless we are able to raise additional debt and, or, equity we shall be unable to meet our ongoing operating expenses. No assurances can be given that we will be successful in raising equity, starting or acquiring operations, generating revenues or reaching or maintaining profitable operations.

WE INTEND TO RAISE NEW EQUITY.

We need to raise substantial new equity to implement our proposed business to own and operate paintball facilities and to provide services and products in connection with paintball sport activities at our facilities and through a website. No assurances can be given that we will be successful in raising equity, starting or acquiring operations, generating revenues or reaching or maintaining profitable operations.

IF WE FAIL TO RAISE NEW EQUITY, WE MAY BE UNABLE TO ACQUIRE PAINTBALL BUSINESSES AND OR ASSETS FOR SHARES OF OUR COMMON STOCK.

Our proposed business to own and operate paintball facilities and to provide services and products in connection with paintball sport activities at future facilities and through a website, within our existing level of interim funding, while at the same time seeking to obtain a listing on the OTC Bulletin Board. No assurances can be given that we will be successful in raising equity, starting or acquiring operations, generating revenues or reaching or maintaining profitable operations.

If we fail to raise sufficient equity to fund the organic growth of our business, our strategy to acquire an operating business through the purchase of paintball businesses and assets in return for the issue of shares of our common stock. Successful implementation of this strategy depends on our ability to identify a suitable acquisition candidate, acquire such company on acceptable terms and integrate its operations. In pursuing acquisition opportunities, we compete with other companies with similar strategies. Competition for acquisition targets in our chosen sector may result in increased prices of acquisition targets and a diminished pool of companies available for acquisition. Acquisitions involve a number of other risks, including risks of acquiring undisclosed or undesired liabilities, acquired in-process technology, stock compensation expense, diversion of management attention, potential disputes with the seller of one or more acquired entities and possible failure to retain key acquired personnel. Any acquired entity or assets may not perform relative to our expectations. Our ability to meet these challenges has not been established.

SCARCITY OF, AND COMPETITION FOR, BUSINESS OPPORTUNITIES AND COMBINATIONS.

We believe we are an insignificant participant among the firms which engage in the acquisition of business opportunities in the paintball sector. There are many businesses in the paintball sector that have significantly greater financial and personnel resources and technical expertise than we have. Nearly all such entities have significantly greater financial resources, technical expertise and managerial capabilities than us and, consequently, we will be at a competitive disadvantage in identifying possible business opportunities and successfully completing a business combination. Moreover, we will also compete in seeking merger or acquisition candidates with numerous other small public companies. In view of our limited financial resources and limited management availability, we will continue to be at a significant competitive disadvantage compared to our competitors.

IF WE GROW OUR BUSINESS THROUGH ACQUISITIONS WE CREATE CERTAIN ADDITIONAL BUSINESS RISKS.

If we have obtained a listing on the OTC Bulletin Board, we will also seek to build our business through the purchase of paintball businesses and assets in return for the issue of shares of our common stock. However, if an acquisition is completed, it may be on terms that have a material adverse effect on your investment. Moreover, there can be no assurance that the anticipated economic, operation and other benefits of any future acquisitions will be achieved or that we will be able to successfully integrate acquired businesses in a timely manner without substantial costs, delays or other operational or financial problems.

The difficulties of such integration may initially be increased by the necessity of integrating personnel with disparate business backgrounds and cultures. In addition, acquisitions may involve the expenditure of significant funds. Failure to effectively integrate the acquired companies may adversely affect our ability to secure new business or retain our existing customers. Customer dissatisfaction or performance problems at a single acquired company could have an adverse effect on our reputation as a whole, resulting in increased difficulty in marketing our products and services or acquiring companies in the future. In addition, there can be no assurance that the acquired companies will operate profitably. Acquisitions also involve a number of additional risks, including diversion of management attention, potential loss of key customers or personnel, risks associated with unanticipated problems, liabilities or contingencies, and risks of entering markets in which we have limited or no direct expertise. The occurrence of some or all of the events described in these risks would have a material adverse effect on our business, operating results, financial condition and stock price.

WE HAVE NOT EXECUTED ANY FORMAL AGREEMENT TO RAISE EQUITY OR FOR A BUSINESS COMBINATION OR OTHER TRANSACTION AND HAVE ESTABLISHED NO STANDARDS FOR RAISING EQUITY OF COMPLETING BUSINESS COMBINATIONS.

We have not executed any formal arrangement, agreement or understanding with respect to raising equity, engaging in a merger with, joint venture with or acquisition of a private or public entity. There can be no assurance that we will be successful in raising equity or identifying and evaluating suitable business opportunities or in concluding a business combination. There is no assurance we will be able to raise equity or negotiate a business combination on terms favorable, if at all. We have not established a specific length of operating history or specified level of earnings, assets, net worth or other criteria which we will require a target business opportunity to have achieved, and without which we would not consider a business combination. Accordingly, we may enter into a business combination with a business opportunity having no significant operating history, losses, limited or no potential for earnings, limited assets, negative net worth or other negative characteristics.

RISK FACTORS RELATED TO OUR STOCK

THERE IS NO PUBLIC MARKET FOR OUR SHARES AND SHOULD BE CONSIDERED AN ILLIQUID INVESTMENT.

There is currently no market for any of our shares and no assurances are given that a public market for such securities will develop or be sustained if developed. We have an application filed on our behalf by a market maker for approval of our shares of common stock to be listed on the Pink Sheets. It is our intention to have an application filed on our behalf by a market maker for our shares of common stock to be quoted on the OTC Bulletin Board quotation system subject to effectiveness of the Registration Statement. There is no guarantee that our shares of common stock will ever trade on the OTC Bulletin Board or in any other venue. Consequently investors may not be able to readily sell of any shares purchased

WE ARE NOT LISTED ON ANY PUBLICLY QUOTED STOCK EXCHANGE

Failure to obtain a listing on the OTC Bulletin Board will adversely effective our ability to raise new equity or to acquire another entity with experienced management and opportunities for growth in return for shares of our common stock in an attempt to create value for our shareholders.

WE ARE NOT A REPORTING COMPANY AT THIS TIME, BUT WILL BECOME ONE DUE TO THIS REGISTRATION.

There is no trading market for our Common Stock. We will be subject to the reporting requirements under the Securities and Exchange Act of 1934, Section 13a, after the effectiveness of this registration statement under Section 12(g). As a result, Shareholders will have access to the information required to be reported by publicly held companies under the Exchange Act and the regulations thereunder. We intend to provide our Shareholders with quarterly unaudited reports and annual reports containing financial information prepared in accordance with generally accepted accounting principles audited by independent certified public accountants.

THE REGULATION OF PENNY STOCKS BY SEC AND NASD MAY HAVE A CHILLING EFFECT ON THE TRADABILITY OF OUR SECURITIES.

Our securities do not trade in any market and, if they are ever available for trading, will be subject to a Securities and Exchange Commission rule that imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase "accredited investors" means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse's income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities and also may affect the ability of purchasers in this offering to sell their securities in any market that might develop therefore.

In addition, the Securities and Exchange Commission has adopted a number of rules to regulate "penny stocks." Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended. Because our securities constitute "penny stocks" within the meaning of the rules, the rules would apply to us and to our securities. The rules may further affect the ability of owners of Shares to sell our securities in any market that might develop for them.

Shareholders should be aware that, according to Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) "boiler room" practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

OUR STOCK WILL IN ALL LIKELIHOOD BE THINLY TRADED AND AS A RESULT YOU MAY BE UNABLE TO SELL AT OR NEAR ASK PRICES OR AT ALL IF YOU NEED TO LIQUIDATE YOUR SHARES.

The Shares of our Common Stock may be thinly-traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our shares of common stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of our shares of Common Stock until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares of Common Stock is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on Securities price. We cannot give you any assurance that a broader or more active public trading market for our shares of Common Stock will develop or be sustained, or that any trading levels will be sustained. Due to these conditions, we can give investors no assurance that they will be able to sell their shares of Common Stock at or near ask prices or at all if you need money or otherwise desire to liquidate your shares of common stock of our Company.

OUR BUSINESS IS HIGHLY SPECULATIVE AND THE INVESTMENT IS THEREFORE VERY RISKY.

Due to the speculative nature of our business, it is possible that the investment in the shares of our Common Stock offered hereby will result in a total loss to the investor. Investors should be able to financially bear the loss of their entire investment. Investment should, therefore, be limited to that portion of discretionary funds not needed for normal living purposes or for reserves for disability and retirement.

DILUTION TO STOCKHOLDERS MAY OCCUR THROUGH REDUCTION OF PERCENTAGE SHARE OWNERSHIP FOLLOWING RAISING ADDITIONAL EQUITY OR SHARE ISSUANCES RELATING TO ANY BUSINESS COMBINATION.

Our primary plan of operation is based upon raising further equity or completing a business combination with a private concern which, in all likelihood, would result in us issuing securities to new stockholders. The issuance of previously authorized and unissued shares of our common stock would result in reduction in percentage of shares owned by present and prospective stockholders and may result in a change in control or management. In addition, any issue of new equity, merger or acquisition can be expected to have a significant dilutive effect on the percentage of the shares held our stockholders.

OUR CHIEF EXECUTIVE OFFICER HAS THE ABILITY TO EFFECTIVELY CONTROL SUBSTANTIALLY ALL ACTIONS TAKEN BY STOCKHOLDERS.

Mr. Cutler, currently our director, Chief Executive Officer and Chief Financial Officer owns in excess of our 50% of our share capital and consequently is able to effectively control substantially all actions taken by our stockholders, including the election of directors. Such concentration of ownership could also have the effect of delaying, deterring or preventing a change in control that might otherwise be beneficial to stockholders and may also discourage acquisition bids for us and limit the amount certain investors may be willing to pay for shares of common stock.

LOSS OF CONTROL BY OUR PRESENT MANAGEMENT AND STOCKHOLDERS MAY OCCUR UPON ISSUANCE OF ADDITIONAL SHARES.

We may issue further Shares as consideration for the cash or assets or services out of our authorized but unissued Common Stock that would, upon issuance, represent a majority of our voting power and equity. The result of such an issuance would be those new stockholders and management would control us, and persons unknown could replace our management at this time. Such an occurrence would result in a greatly reduced percentage of ownership of us by our current Shareholders.

RULE 144 SALES IN THE FUTURE MAY HAVE A DEPRESSIVE EFFECT ON OUR STOCK PRICE.

All of the outstanding Shares of Common Stock held by our present officers, directors, and affiliate stockholders are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended. As restricted Shares, these Shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for one year may, under certain conditions, sell every three months, in brokerage transactions, a number of Shares that does not exceed the greater of 1.0% of a company's outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to the sale. There is no limit on the amount of restricted securities that may be sold by a nonaffiliate after the owner has held the restricted securities for a period of two years. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to subsequent registration of Shares of Common Stock of present stockholders, may have a depressive effect upon the price of the Common Stock in any market that may develop.

THE PRICE OF OUR COMMON STOCK COULD BE HIGHLY VOLATILE.

Our intention is for our shares of common stock to become listed on the OTC Bulletin Board. If we do obtain a listing on the OTC Bulletin Board it is likely that our common stock will be subject to price volatility, low volumes of trades and large spreads in bid and ask prices quoted by market makers. Due to the low volume of shares traded on any trading day, persons buying or selling in relatively small quantities may easily influence prices of our common stock. This low volume of trades could also cause the price of our stock to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our common stock may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. If high spreads between the bid and ask prices of our common stock exist at the time of a purchase, the stock would have to appreciate substantially on a relative percentage basis for an investor to recoup their investment. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our common stock. No assurance can be given that an active market in our common stock will develop or be sustained. If an active market does not develop, holders of our common stock may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

WE DO NOT ANTICIPATE PAYING CASH DIVIDENDS ON OUR COMMON STOCK.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

ITEM 3.  DESCRIPTION OF PROPERTIES

Our mailing address is 2460 West 26th Avenue, Suite 380-C, Denver, Colorado, 80211.

Following the resignation of Mark A. Armstrong and the appointment if David J. Cutler as our director in August 2006, we moved our mailing address to 2460 West 26th Avenue, Suite 380-C, Denver, Colorado, 80211.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The  following  tables  set  forth  certain  information   regarding  beneficial
ownership of our common stock, as of September 30, 2007 by:

     o each person who is known by us to own beneficially more than 5% of our outstanding common stock,

     o   each of our named executive officers and directors, and

     o   all executive officers and directors as a group.



                                                    NUMBER OF      PERCENT OF
         NAME AND ADDRESS OF BENEFICIAL OWNER        SHARES     OUTSTANDING (6)
      ----------------------------------------   -------------  ---------------

      David J. Cutler (1)                           3,925,724          54.3%

      Jeffrey L. Perlmutter (1)                       300,000           4.1%
                                                   ------------    ------------
      All officers and directors as a group.        4,225,724          58.4%

      Mark A. Armstrong (2)                           615,162           8.5%
      J. H. Brech, LLC (3)                            405,162           5.6%
      Mark Margolis  (4)                              400,500           5.5%
      Barbara J. Smith (5)                            367,200           5.1%

(1)  c/o 2460 West 26th Avenue, Suite 380-C, Denver, Colorado, 80211.
(2)  1902 Hunter Ridge Drive, Grapevine, Texas, 76051
(3)  1101 E. Duke Street, Hugo, Oklahoma, 74743.
(4)  3395 Forest Trace Drive, Dacula, GA, 30019
(5)  219 Josey Lane, Red Oak, Texas, 75154.
     Includes 87,200 shares issuable under a promissory note due to Mrs. Smith.
(6)  Based upon  7,236,004 shares of common stock issued and outstanding.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS


           NAME                    AGE           POSITION

       David J. Cutler             52       President, Chief Executive Officer,

       Jeffrey L. Perlmutter       51       Director

David J. Cutler - President, Chief Executive Officer, Chief Financial Office and Director. Mr. Cutler became our director and officer in August 2006. Mr. Cutler has more than 20 years of experience in international finance, accounting and business administration. He held senior positions with multi-national companies such as Reuters Group Plc and the Schlumberger Ltd. and has served as a director for two British previously publicly quoted companies -- Charterhall Plc and Reliant Group Plc. From March 1993 until 1999, Mr. Cutler was a self-employed consultant providing accounting and financial advice to small and medium-sized companies in the United Kingdom and the United States. Mr. Cutler was Chief Financial Officer and subsequently Chief Executive Officer of Multi-Link Telecommunications, Inc., a publicly quoted voice messaging business, from 1999 to 2005. Since April 2005, Mr. Cutler has been Chief Executive Officer, Chief Financial Officer and a director of Aspeon, Inc., a publicly listed shell company. Since March 2006 Mr. Cutler has been Chief Executive Officer, Chief Financial Officer and a director of Concord Ventures, Inc. (formerly Cavion Technologies, Inc.), a publicly listed shell company. Mr. Cutler has a masters degree from St. Catherine College in Cambridge, England and qualified as a British Chartered Accountant and as Chartered Tax Advisor with Arthur Andersen &

Co. in London. He was subsequently admitted as a Fellow of the UK Institute of Chartered Accountants. Since arriving in the United States Mr. Cutler has qualified as a Certified Public Accountant, a Fellow of the AICPA Institute of Corporate Tax Management, a Certified Valuation Analyst of the National Association of Certified Valuation Analysts and obtained an executive MBA from Colorado State University.

Jeffrey L. Perlmutter - Director. Mr. Perlmutter became our director in December 2006. Mr. Perlmutter co-founded Pursuit Marketing, Inc., a $85 million manufacturer and distributor of paintball game products, and sold his interest in Pursuit Marketing, Inc. in November 2006 and will now assist us in implementing our proposed business plan. Prior to founding Pursuit Marketing, Inc., Mr. Perlmutter was a business analyst at Dunn & Bradstreet and subsequently an account executive at M. Lowenstein Corp selling textiles to clothing manufacturers in the midwest region of the United States. Mr. Perlmutter has a Bachelor of Science degree from Syracuse University School of Management

CONFLICTS OF INTEREST - GENERAL

Our directors and officers are, or may become, in their individual capacities, officers, directors, controlling shareholder and/or partners of other entities engaged in a variety of businesses. Thus, there exist potential conflicts of interest including, among other things, time, efforts and corporation opportunity, involved in participation with such other business entities. While each officer and director of our business is engaged in business activities outside of our business, they devote to our business such time as they believe to be necessary.

CONFLICTS OF INTEREST - CORPORATE OPPORTUNITIES

Presently no requirement contained in our Articles of Incorporation, Bylaws, or minutes which requires officers and directors of our business to disclose to us business opportunities which come to their attention. Our officers and directors do, however, have a fiduciary duty of loyalty to us to disclose to us any business opportunities which come to their attention, in their capacity as an officer and/or director or otherwise. Excluded from this duty would be opportunities which the person learns about through his involvement as an officer and director of another company. We have no intention of merging with or acquiring an affiliate, associate person or business opportunity from any affiliate or any client of any such person.

FAMILY RELATIONSHIPS

There are no family relationships among our current officers and/or directors.

COMMITTEES OF THE BOARD OF DIRECTORS

In the ordinary course of business, the board of directors maintains a compensation committee and an audit committee.

The primary function of the compensation committee is to review and make recommendations to the board of directors with respect to the compensation, including bonuses, of our officers and to administer the grants under our stock option plan.

The functions of the audit committee are to review the scope of the audit procedures employed by our independent auditors, to review with the independent auditors our accounting practices and policies and recommend to whom reports should be submitted, to review with the independent auditors their final audit reports, to review with our internal and independent auditors our overall accounting and financial controls, to be available to the independent auditors during the year for consultation, to approve the audit fee charged by the independent auditors, to report to the board of directors with respect to such matters and to recommend the selection of the independent auditors.

In the absence of a separate audit committee our board of directors functions as audit committee and performs some of the same functions of an audit committee, such as recommending a firm of independent certified public accountants to audit the annual financial statements; reviewing the independent auditors independence, the financial statements and their audit report; and reviewing management's administration of the system of internal accounting controls.

ITEM 6.  EXECUTIVE COMPENSATION

The following table sets forth certain information concerning compensation paid by the Company to the President and the Company's two most highly compensated executive officers for the fiscal years ended December 31, 2006 and 2005 (the "Named Executive Officers"):


                            SUMMARY COMPENSATION TABLE OF EXECUTIVES

                                                                           Noneequity     Nonqualified
                                                                           incentive        deferred
                                                   Stock      Option          plan        compensation     All other
                              Salary      Bonus     awards     awards     compensation      earnings     compensation     Total
Name & Position     Year        ($)        ($)        ($)        ($)          ($)             ($)             ($)          ($)
----------------- ---------- ---------- ---------- ---------- ---------- --------------- --------------- -------------- -----------
David J.
Cutler, CEO,
CFO (1)             2006      $60,000     $-0-     $108,444     $ -0-        $ -0-            $-0-           $-0-        $168,444

Mark A.             2006       $-0-       $-0-       $ -0-     $10,714       $ -0-           $ -0-           $ -0-       $10,714
Armstrong

   (1) On August 31, 2006, Mr. Cutler became our sole officer. At that time, Mr. Cutler was issued 2,530,376 shares of common stock, valued at $108,444, in return for accepting his appointment with us.

         During the year ended December 31, 2006, we accrued a salary expense of $60,000 for Mr. Cutler although no payments were made to Mr. Cutler in respect of this accrual in 2006.

         During the year ended December 31, 2006 Mr. Cutler was issued 697,674 shares of common stock to convert $30,000 of the debt he had provided to us into equity, these shares are not part of the table above.

   (2) Mr. Armstrong served as our sole officer from October 2005 through August 31, 2006. During the year ended December 31, 2006, Mr. Armstrong was issued 250,000 shares of common stock with a value of $10,714 in return for his services as our sole director and officer.

         Subsequent to his resignation as our sole director and officer, Mr. Armstrong was issued with 50,000 shares of common stock, valued at $2,143, for his ongoing services in bringing our affairs up to date and implementing the our business strategy, these shares are not part of the above table.

                  OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

During the year ended December 31, 2006, the Company's sole officer was not granted any equity awards and did hold any outstanding equity awards.

DIRECTORS' COMPENSATION

The following table sets forth certain information concerning compensation paid to the Company's directors during the year ended December 31, 2006:


                                                                                       Nonqualified
                                                                        Non-equity       deferred
                   Fees earned or                                       incentive      compensation       All other
                    paid in cash     Stock awards     Option awards        plan          earnings       compensation         Total
      Name               ($)              ($)              ($)         compensation         ($)              ($)              ($)
                                                                           ($)
------------------ ---------------- ---------------- ---------------- --------------- ---------------- ---------------- ------------

David J. Cutler       $ 60,000         $ 108,444          $ -0-           $ -0-            $ -0-            $ -0-          $ 168,444
------------------ ---------------- ---------------- ---------------- --------------- ---------------- ---------------- ------------


Jeffrey L.              $ -0-           $ 4,286           $ -0-           $ -0-            $ -0-            $ -0-           $ 4,286
------------------ ---------------- ---------------- ---------------- --------------- ---------------- ---------------- ------------
Mark A.                 $ -0-          $ 10,714           $ -0-           $ -0-            $-0-             $ -0-          $ 10,714
------------------ ---------------- ---------------- ---------------- --------------- ---------------- ---------------- ------------

     (1) On August 31, 2006, Mr. Cutler became our sole director. At that time, Mr. Cutler was issued 2,530,376 shares of common stock, valued at $108,444, in return for accepting his appointment with us.

         During the year ended December 31, 2006 we accrued a salary expense of $60,000 for Mr. Cutler although no payments were made to Mr. Cutler in respect of this accrual in 2006.

         During the year ended December 31, 2006 Mr. Cutler was issued 697,674 shares of common stock to convert $30,000 of the debt he had provided to us into equity, these shares are not part of the table above.

     (2) Mr. Perlmutter was appointed as a non-executive director of the Company on December 22, 2006. At the time of the appointment, Mr. Perlmutter was issued 100,000 shares of common stock with a value of $4,286.

     (3) Mr. Armstrong served as our sole from October 2005 through August 31, 2006. During the year ended December 31, 2006, Mr. Armstrong was issued 250,000 shares of common stock with a value of $10,714 in return for his services as our sole director and officer.

         Subsequent to his resignation as our sole director and officer, Mr. Armstrong was issued with 50,000 shares of common stock, valued at $2,143, for his ongoing services in bringing our affairs up to date and implementing the our business strategy, these shares are not part of the above table.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our founders were our first President and sole director, Barbara J. Smith, and our first Vice President and Secretary, Alton K. Smith, who were husband and wife. Subsequent to their resignations as our director and officers they have divorced.

On May 8, 2001, we issued a total of 200,000 shares of our common stock to our founders in exchange for an initial investment of $1,000 to cover our organizational expenses. Barbara J. Smith, an officer and director of the Company, received 120,000 shares of our common stock in exchange for her initial investment of $600 and Alton K. Smith, an officer of the Company, received 80,000 shares of our common stock in exchange for his initial investment of $400.

On June 20, 2001, we issued a total of 600,000 shares of our common stock to Barbara J. Smith and Alton K. Smith, officers and a director of the Company, in exchange for services valued at $6,000. Barbara J. Smith received 360,000 shares of our common stock in exchange for her services valued at $3,600 and Alton K. Smith received 240,000 shares of our common stock in exchange for his services valued at $2,400.

Barbara J. Smith, an officer, director and shareholder of the Company loaned a total of $10,900 between April and July of 2002 to the Company, to pay for further research and development and for general corporate overhead. The note bore interest at an annual rate of 6.5% and was repayable in full in July 15, 2004. The note was convertible into shares of our common stock at $0.125 per share. This loan has not been repaid and Mrs. Smith has declined to convert the outstanding balance into shares. Accordingly, the entire balance of the loan continues to be outstanding and we continue to accrue interest on the balance outstanding.

In April 2002, we entered into a Lease Agreement with Alton K. Smith, one of our officers, for a lease of property in Ellis County, Texas for use in our paintball games. The term of the lease was for one year, with three renewal terms of one year each. The rental payments were to be $1 for every person engaging in "Paintball Play Revenues," which included rentals, concessions, fees, or other revenues relating to paintball activities conducted on this leased property. Payments were not made to Mr. Smith under the lease. We were also responsible for payment of one half of the taxes on the leased property, which amounted to $300 in the fiscal year 2003. The lease was renewed in the fiscal year ended December 31, 2003, but was not renewed during the fiscal year ended December 31, 2004.

Mr. Alton K. Smith, an officer of the Company, loaned the Company $10,000 in October 2003, to pay for further research and development and for general corporate overhead. This loan bore interest at an annual rate of 8% and was payable on demand. This note and accrued interest was repaid in April 2004, out of the proceeds of the private placement. In November 2003, Mr. Smith loaned $7,500, pursuant to a promissory note which bore interest at an annual rate of

8%. This note and accrued interest were repaid in December 2003 out of the proceeds of a private placement.

During the year ended December 31, 2003, we granted stock options under the 2003 Stock Incentive Plan to Mrs. Barbara Smith and Mr. Alton Smith, officers, a director and shareholders of the Company to purchase a total of 2,000,000 shares of common stock at an exercise price of $0.125 per share. These options were to vest over a 5 year period, with 60% vesting in the first year and 10% in each of the next four years and were to expire in 2013. In October 2005, all outstanding options were cancelled, unexercised.

In July 2004, a holder of our Series A Convertible Preferred Shares advanced to us, by way of loan note $7,500. The note accrued interest at 8% annually. In September 2006, the principal balance and accrued interest was converted into 281,459 shares of our common stock.

In October 2005, our two founding shareholders and existing director and officers, Barbara J. Smith and Alton K. Smith ("the Smiths"), entered into a mutual release agreement with the Company and our shareholders. Under the terms of the agreement, the Smiths appointed Mark A. Armstrong, as a new director, and transferred 320,000 of their shares of common stock to Mr. Armstrong and then submitted their resignations as a director and officers. In return for their resignations and the transfer of shares to Mr. Armstrong, we and our shareholders irrevocably released the Smiths from any and all actions, complaints and liabilities that may have been outstanding against the Smiths by us and our shareholders.

In August 2006, Mr. Armstrong appointed David J. Cutler as a new director and then resigned as a director and officer of the Company. Mr. Cutler to undertook to use his best efforts to accelerate the implementation of our business plan, settle our outstanding liabilities, bring our financial statements up to date, seek a listing for us on the OTC Bulletin Board, raise new equity and recruit a senior management team that would fully implement our proposed business plan. If we were to be unable to raise sufficient funds to grow our business organically but were able to obtain a listing on the OTC Bulletin Board the intention was to build our business through the purchase of paintball businesses and assets in return for the issue of shares of our common stock. There could be no assurance that this sequence of events could be successfully completed. In return for accepting his appointment with us, Mr. Cutler was issued with 2,530,376 shares of our common stock making him our controlling shareholder.

On August 31, 2006, Mr. Armstrong, our former director, was issued 250,000 shares of our common stock as compensation for his services as a director.

In September 2006, one of our founding shareholders and a former officer of ours, Alton K. Smith, was issued 17,918 shares of our common stock as payment for $768 expenses he had incurred on our behalf.

In December 2006 we issued:

     -   100,000 shares of our common stock to one of our existing shareholders,
         J. H. Brech, LLC., to seek out potential acquisitions for us within the paintball sector

     - 50,000 shares of our common stock to both Mark A. Armstrong, a former director of ours, and Charles E Webb, an existing shareholder of ours, for their assistance in bringing our affairs up to date and progressing the implementation of our business strategy,

     - 697,674 shares of our common stock to Mr. Cutler, our Chief Executive Officer and director, to convert $30,000 of the debt he had provided to us into equity, and

     - 100,000 shares of our common stock to Mr. Perlmutter as consideration for his appointment as a non-executive director.

In March 2007, Mr. Cutler, our Chief Executive Officer and a director, converted a further $30,000 of the debt for advances he had provided to us into 697,674 shares of our common stock.

In May 2007, Mr. Perlmutter, our non-executive director, subscribed for 200,000 shares of our common stock at a price of $0.125 per share for total consideration of $25,000.

ITEM 8.  DESCRIPTION OF SECURITIES

We currently have the following securities outstanding:

                                        Authorized        Issued and Outstanding

Preferred Stock, no par value               2,000,000          8,000

Series A Convertible Preferred Stock:         400,000          8,000

Common Stock:                              10,000,000      7,132,804

Stock options:                              2,000,000              0

Convertible Promissory Note:                        87,200 shares of our Common
                                                    Stock are issuable in satis-
                                                    faction of an outstanding
                                                    promissory note from one of
                                                    our shareholder's and former
                                                    officer and director,
                                                    Barbara J. Smith, at the
                                                    note holder's option.

Preferred Stock

In October 2003, our Board of Directors adopted a resolution to authorize the issuance (in series) of up to 2,000,000 shares of preferred stock with no par value. Our board of directors may determine to issue shares of our preferred stock. If done, the preferred stock may be created and issued in one or more series and with such designations, rights, preference and restrictions as shall be stated and expressed in the resolution(s) providing for the creation and issuance of such preferred stock. If preferred stock is issued and we are subsequently liquidated or dissolved, the preferred stock would be entitled to our assets, to the exclusion of the common stockholders, to the full extent of the preferred stockholders' interest in us.

Beginning in October 2003, we conducted a private offering of 800,000 shares of Series A Convertible Preferred Stock of Atomic Paintball at a purchase price of $0.25 per share. These shares were offered and sold to a limited number of accredited investors, without public solicitation. A total of eight individuals purchased shares from us for a total of $75,000. The offering was completed on February 15, 2004. The federal exemption we relied upon in issuing these securities was Rule 506 under of the Securities Act. The Rule 506 exemption was available to us because we did not publicly solicit any investment in us. We also gave all of these investors the opportunity to ask questions of and receive answers from us as to all aspects of our business as well as access to such information as they deemed necessary to fully evaluate an investment in us.

The Series A Convertible Preferred Stock ("Series A Preferred") has no par value and has a liquidation preference of $0.25 per share. The Series A Preferred is convertible into shares of our common stock at a conversion rate of 2:1, and will automatically convert into common stock upon the effectiveness of any registration statement filed by us with the Securities and Exchange Commission.

As at September 30, 2007, only 8,000 shares of our Series A Convertible Preferred Shares were still outstanding, held by a single shareholder.

Common Stock

We are authorized to issue 10,000,000 shares of common stock, no par value per share. The holders of common stock are entitled to one vote per share for the election of directors and with respect to all other matters submitted to a vote of stockholders. Shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such shares voting for the election of directors can elect 100% of the directors if they choose to do so.

Our common stock does not have preemptive rights, meaning that our common shareholders' ownership interest would be diluted if additional shares of common stock are subsequently issued and the existing shareholders are not granted the right, in the discretion of the Board of Directors, to maintain their ownership interest in us.

Upon any liquidation, dissolution or winding-up of us, our assets, after the payment of debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock then outstanding, will be distributed pro-rata to the holders of the common stock. The holders of the common stock do not have preemptive or conversion rights to subscribe for any of our securities and have no right to require us to redeem or purchase their shares.

The holders of Common Stock are entitled to share equally in dividends, if and when declared by our Board of Directors, out of funds legally available therefore, subject to the priorities given to any class of preferred stock which may be issued.

Stock Options

On October 21, 2003, we adopted a stock purchase plan entitled "2003 Stock Incentive Plan" to attract and retain selected directors, officers, employees and consultants to participate in our long-term success and growth through an equity interest in us. We have been authorized to make available up to 2,000,000 shares of our common stock for grant as part of the long term incentive plan.

All outstanding options were cancelled, unexercised, effective October 2005, with the resignation of the two officers subject to and covered by the Plan.


                                              DECEMBER 31, 2006                       DECEMBER 31, 2005
                                                            WEIGHTED                          WEIGHTED
                                                             AVERAGE                          AVERAGE
                                           OPTIONS       EXERCISE PRICE       OPTIONS       EXERCISE PRICE

FOR OPTIONS GRANTED AT FAIR MARKET
VALUE ON THE DATE OF GRANT:
Options outstanding beginning of
period................                        0                 $0.000       2,000,000            $0.125
  Granted..........................          --                     --              --                --
  Exercised........................          --                     --              --                --
  Canceled.........................          --                     --      (2,000,000)            0.125
                                         -----------            -------    ------------        ----------
Options outstanding................           0                 $0.000               0            $0.000
                                         ===========            =======    ============        ==========
Options exercisable................           0                 $0.000               0            $0.000
                                         ===========            =======    ============        ==========

As permitted under the SFAS No. 123, Accounting for Stock-Based Compensation, we account for our stock-based compensation in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. As such, compensation expense is recorded on the date of grant if the current market price of the underlying stock exceeds the exercise price. Certain pro forma net income and EPS disclosures for employee stock option grants are also included in the notes to the financial statements as if the fair value method as defined in SFAS No. 123 had been applied. Transactions in equity instruments with non-employees for goods or services are accounted for by the fair value method.

The per-share weighted-average grant date fair value of all stock options granted during 2003 was $0.04, using the Black-Scholes option-pricing model.

The following assumptions were used in calculating the fair value of the options: expected volatility 0%, risk free rate of 3.31%, no dividend yield and expected life of 5 years. The weighted average remaining contractual life of the outstanding options and the options exercisable is approximately 10 years.

Convertible Note

Our first President and then sole director, Barbara J. Smith, loaned us a total of $10,900 between April and July of 2002, to pay for further research and development and for general corporate overhead. This loan bears interest at an annual rate of 6.5%, was repayable in full on July 15, 2004 and was convertible at Ms. Smith's option into shares of our common stock at $0.125 per share. These monies are still owed, and Ms. Smith has declined to convert the outstanding balance into shares. Accordingly, the entire balance of the loan continues to be outstanding and we continue to accrue interest on the balance outstanding.

                                     PART II

ITEM 1. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information.

There is currently no public trading market for any of our shares and there can be assurances that a public market for such securities will develop or be sustained if developed.

In May 2007, Pennaluna & Co, a broker dealer, submitted a Form 15c-211 on our behalf seeking to have our shares of common stock listed on the Pink Sheets. Following the submission of the Form 15c-211, we were issued a trading symbol "ATOC" but our shares have not as yet been authorized to trade. We have received two sets of queries from the NASD and we are finalizing a response to the second set of queries. There can be no assurance that we shall be successful in our attempts to obtain a listing on the Pink Sheets.

By the filing of this Registration Statement we hope to become a fully reporting company. There can be no assurance that this Registration Statement will ever become effective. Even if the Registration Statement becomes effective and we become a reporting company, our shares will still not become listed on the Pink Sheets or the OTC Bulletin Board until we receive NASD approval. There can be no assurance we will receive NASD approval for our shares to trade.

Holders.  As of September 30, 2007, we had approximately 50 shareholders.

Our transfer agent is Mountain Share Transfer, Inc., 1625 Abilene Drive, Broomfield, Colorado, 80020, and their telephone number is 303-460-1149.

Dividends. We have not paid or declared cash distributions or dividends on our shares of common stock and do not intend to pay cash dividends in the foreseeable future.

Penny Stock Regulation Broker. In the event we are successful in obtaining a listing for our shares of common stock it is likely that our shares will be subject to broke dealer practices in connection with transactions in "penny stocks" that are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00. Excluded from the penny stock designation are securities registered on certain national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in such securities is provided by the exchange/system or sold to established customers or accredited investors.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction, and the monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. As our securities have become subject to the penny stock rules, investors may find it more difficult to sell their securities.

Stock Incentive Plans -- details concerning the activities and status of our stock incentive plans during the period are set out in Note 9. Stockholders' Deficit of our Financial Statements on page 57 below.

ITEM 2.  LEGAL PROCEEDINGS

No legal proceedings are pending or threatened to the best of our Company's knowledge.

ITEM 3. CHANGES IN AND DISAGREEMENT WITH ACCOUNTANTS

KBA Group LLP audited our financial statements for the years ended December 31, 2003, 2002 and 2001.

KBA Group LLP, former auditor for the Company, resigned as auditor on September 15, 2006. Larry O'Donnell, CPA PC was subsequently engaged as auditor for Company.

The Change of Accountants was approved by the Board of Directors. No audit committee exists other than the members of the Board of Directors.

In connection with audit of the two most recent fiscal years and through the date of termination of the accountants, no disagreements exist with any former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, which disagreements if not resolved to the satisfaction of the former accountant would have caused them to make reference in connection with his report to the subject of the disagreement(s).

The audit report by Larry O'Donnell, CPA PC, for the fiscal years ended 2005 and 2006, contained an opinion which included a paragraph discussing uncertainties related to continuation of the Registrant as a going concern. Otherwise, the audit report by Larry O'Donnell, CPA PC for the years 2005 and 2006, did not contain an adverse opinion or disclaimer of opinion, nor was qualified or modified as to uncertainty, audit scope, or accounting principles.

ITEM 4. RECENT SALES OF UNREGISTERED SECURITIES

In October 2005, our two founding shareholders and existing director and officer, Barbara J. Smith and Alton K. Smith (`the Smiths'), entered into a mutual release agreement with us and our shareholders. Under the terms of the agreement the Smiths appointed Mark A. Armstrong as a new director, transferred 320,000 of their shares to Mr. Armstrong and then submitted their resignations as a director and officer. In return for their resignations and their transfer of shares to Mr. Armstrong, we and our shareholders irrevocably released the Smiths from any and all actions, complaints and liabilities that may have been outstanding against the Smiths by us and our shareholders.

In August 2006, Mr. Armstrong appointed David J. Cutler as a new director of ours and subsequently resigned. Mr. Cutler to undertook to use his best efforts to accelerate the implementation of our business plan, settle our outstanding liabilities, bring our financial statements up to date, seek a listing for us on the OTC Bulletin Board, raise new equity and recruit a senior management team that would fully implement our proposed business plan. If we were to be unable to raise sufficient funds to grow our business organically but were able to obtain a listing on the OTC Bulletin Board the intention was to build our business through the purchase of paintball businesses and assets in return for the issue of shares of our common stock. There could be no assurance that this sequence of events could be successfully completed. In return for accepting his appointment with us, Mr. Cutler was issued with 2,530,376 shares of our common stock making him our controlling shareholder.

Effective August 31, 2006, Mr. Armstrong, our former director and officer, was issued 250,000 shares of our common stock as compensation for his services as a director.

In September 2006, one of our founding shareholders and a former officer of ours, Alton K. Smith, was issued 17,918 shares of our common stock as payment for $768 expenses he had incurred on our behalf.

In September 2006, one of our existing preferred shareholders was issued with 281,459 shares of our common stock as payment for a loan and accrued interest of $12,063 which he had made to us.

In December 2006, we issued:

     - 100,000 shares of our common stock to one of our existing share-holders, J. H. Brech, LLC., to seek out potential acquisitions for us within the paintball sector,

     - 50,000 shares of our common stock to both Mark A. Armstrong, a former director of ours, and Charles E Webb, an existing shareholder of ours, for their assistance in bringing our affairs up to date and progressing the implementation of our business strategy,

     - 697,674 shares of our common stock to Mr. Cutler, our Chief Executive Officer and director, to convert $30,000 of the debt he had provided to us into equity, and

     - 100,000 shares of our common stock to Mr. Perlmutter as consideration for his appointment as a non-executive director.

In March 2007, Mr. Cutler, our Chief Executive Officer and director, converted a further $30,000 of the debt he had provided to us into 697,674 shares of our common stock.

In April and May 2007, we issued 800,000 shares of our common stock at $0.125 per share for total consideration of $100,000. Mr. Perlmutter, our non-executive director, subscribed for 200,000 of these shares for total consideration of $25,000.

ITEM 5.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article Nine of our Bylaws provides that we shall indemnify our officers or directors against expenses incurred in connection with the defense of any action in which they are made parties by reason of being our officers or directors, except in relation to matters as to which such director or officer shall be adjudged in such action to be liable for negligence or misconduct in the performance of his duty. One of our officers or directors could take the position that this duty on our behalf to indemnify the director or officer may include the duty to indemnify the officer or director for the violation of securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to our Articles of Incorporation, Bylaws, Texas law or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons, and the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    PART F/S

Audited financial statements for the financial years ended December 31, 2006 and 2005, together with unaudited financial statements for the nine months ended September 30, 2007 and 2006, as set out below on pages 42 to 61.

                             ATOMIC PAINTBALL, INC.
                          (A DEVELOPMEMT STAGE COMPANY)



                          INDEX TO FINANCIAL STATEMENTS



                                                                          PAGE

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM...............     43

BALANCE SHEETS

At September 30, 2007 (unaudited), December 31, 2006 (audited)
and 2005 (audited)....................................................     44

STATEMENTS OF OPERATIONS

For the six months ended September 30, 2007 and 2006 (unaudited), the years ended December 31, 2006 (audited) and 2005 (audited)
and the period from Inception (May 8, 2001) through September 30,
2007 (unaudited)......................................................     45

STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

For the nine months ended September 20, 2007 (unaudited), the years ended December 31, 2006 (audited) and 2005 (audited) and the period
from Inception (May 8, 2001) through  September 30, 2007 (unaudited)..     46

STATEMENTS OF CASH FLOWS

For the nine months ended September 30, 2007 and 2006 (unaudited), the years ended December 31, 2006 (audited) and 2005 (audited) and the period from Inception (May 8, 2001) through September 30, 2007
(unaudited)...........................................................     47

NOTES TO FINANCIAL STATEMENTS.......................................       48

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Atomic Paintball, Inc.
Denver, Colorado

I have audited the accompanying balance sheets of Atomic Paintball, Inc. (a development stage company) as of December 31, 2006 and 2005 and the related statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 2006 and 2005 and for the period from inception (May 8, 2001) through December 31, 2006. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Atomic Paintball, Inc. as of December 31, 2006 and 2005 and the results of it's operations and cash flows for the years ended December 31, 2006 and 2004 and for the period from inception (May 8, 2001) through December 31, 2006 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is in the development stage, has not generated revenue since inception, has suffered significant losses, had a working capital deficit as of December 31, 2006 and 2005 and currently has no funds to execute its business plan. Management's plans to address these matters are also included in
Note 2 to the financial statements. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty

/s/ Larry O'Donnell CPA, PC
Larry O'Donnell CPA, PC
Aurora, Colorado
March 15, 2006


                                     ATOMIC PAINTBALL, INC.
                                 (A DEVELOPMENT STAGE COMPANY)

                                         BALANCE SHEETS

                                                                                       SEPTEMBER 30,       DECEMBER 31,
                                                                                          2007           2006         2005
                                                                                        (unaudited)    (audited)   (audited)
                                                                                     -----------------------------------------
                            ASSETS

Current Assets

      Cash & Cash Equivalents                                                        $      21,603  $         44 $         50
      Other Receivables                                                                          0            36            0
                                                                                     -----------------------------------------
                 Total Current Assets                                                       21,603            80           50

      Property and Equipment, Net                                                                0             0        2,012
                                                                                     -----------------------------------------
      TOTAL ASSETS                                                                   $      21,603 $          80 $      2,062
                                                                                     =========================================

                            LIABILITIES & STOCKHOLDERS' (DEFICIT)

Current Liabilities

      Accounts Payable                                                               $       6,600  $      9,784 $     22,822
      Accrued Expenses                                                                       7,275         2,804        4,646
      Loans from Shareholders                                                               53,689        50,314       19,523
                                                                                     -----------------------------------------
                 Total Current Liabilities                                                  67,564        62,901       46,992

                 Total Liabilities                                                          67,564        62,901       46,992
                                                                                     -----------------------------------------

COMMITMENTS AND CONTINGENCIES (Note 7)

STOCKHOLDERS' (DEFICIT)

      Preferred Stock,no par value: 2,000,000 shares authorized

           Series A Convertible Preferred Stock, no par value; 400,000 shares                2,000        47,000       75,000
           authorized, 8,000, 188,000 and 300,000 shares issued and outstanding as at September 30, 2007, December 31, 2006 and 5005 respectively, with a $0.25 per share liquidation preference.

      Common Stock, no par value: 10,000,000 shares authorized, 7,132,804,                 392,290       217,290        7,000
      5,275,130 and 800,000 shares issued and outstanding as at September 30,
      2007, December 31, 2006 and 2005 respectively.

      Deficit accumulated during the development stage.                                   (440,252)     (327,112)    (126,930)
                                                                                     -----------------------------------------
                 Total Stockholders' (Deficit)                                             (45,962)      (62,822)     (44,930)
                                                                                     -----------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)                                        $      21,603 $          80 $      2,062
                                                                                     =========================================

                 See accompanying Notes to Financial Statements.


                                     ATOMIC PAINTBALL, INC.
                                 (A DEVELOPMENT STAGE COMPANY)
                                    STATEMENTS OF OPERATIONS
                     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006,
                           THE YEAR ENDED DECEMBER 31, 2006 AND 2005
             AND THE PERIOD FROM INCEPTION (MAY 8, 2001) THROUGH SEPTEMBER 30, 2007

                                                                                                   FROM INCEPTION
                                     FOR THE NINE MONTHS ENDED          FOR THE YEARS ENDED         (May 8, 2001)
                                           SEPTEMBER 30,                 DECEMBER 31,            THROUGH SEPTEMBER 30,
                                        2007           2006          2006           2005               2007
                                     (unaudited)   (unaudited)     (audited)     (audited)         (unaudited)
                                     ----------------------------------------------------------------------------------

OPERATING EXPENSES

     General and Administrative    $     109,668 $      140,480 $     210,685 $        2,195     $      434,505
     Depreciation and amortization             0            192           193            883              6,835
     Gain on Settlement of Liabilities         0        (13,600)      (13,600)             0            (13,600)

                                   ----------------------------------------------------------      -------------
     Total Operating Expenses            109,668        127,072       197,278          3,078            427,740

OPERATING (LOSS)                        (109,668)      (127,072)     (197,278)        (3,078)          (427,740)

Interest Expense                          (3,473)        (1,970)       (2,904)        (3,070)           (12,511)

                                   ----------------------------------------------------------      -------------
(Loss) before Income Taxes              (113,140)      (129,043)     (200,182)        (6,148)          (440,252)

                                   ----------------------------------------------------------      -------------
NET LOSS                           $    (113,140)$     (129,043)$    (200,182)$       (6,148)          (440,252)
                                   ==========================================================      =============



NET LOSS PER COMMON SHARE

     Basic & Diluted                      ($0.02)        ($0.11)       ($0.10)        ($0.01)            ($0.27)
                                   ==========================================================      =============

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING

     Basic & Diluted                   6,537,891      1,143,059     1,940,830        800,000           1,639,650
                                   ==========================================================      =============

                        See accompanying Notes to Financial Statements.


                                             ATOMIC PAINTBALL, INC.
                                          (A DEVELOPMENT STAGE COMPANY)
                                       STATEMENTS OF STOCKHOLDERS' DEFICIT
                             FROM INCEPTION (MAY 8, 2001) THROUGH SEPTEMBER 30, 2007

                                              Preferred Stock     Common Stock      (Accumulated deficit)
                                                                                          during
                                             Shares     Amount   Shares    Amount     Development Stage     Total

                                                #         $        #         $            $              $

Balance at May 8, 2001
  (date of inception)                           -         -          -         -              -               -

Issuance of common stock
  for cash on May 8, 2001                       -         -        200,000    1,000           -              1,000
  at $0.005 per share

Issuance of common stock
  for services on June 20,
  2001 at $0.01 per share                       -         -        600,000    6,000           -              6,000

Net loss for the period
  from inception (May 8, 2001)                  -         -          -         -            (6,815)        (6,815)
  through December 31, 2001
                                             --------  --------  --------- --------     -----------      ----------
Balance at December 31, 2001                    -         -        800,000    7,000         (6,815)            185

Net loss for the year ended
  December 31, 2002                             -         -          -         -            (4,155)         (4,155)
                                             --------  --------  --------- --------    -----------       ----------
Balance at December 31, 2002                    -         -        800,000    7,000        (10,970)         (3,970)

Issuance of Series A Convertible
  Preferred Stock for cash                   116,000     29,000      -         -              -             29,000
  during October and November 2003
  at $0.25 per share

Net loss for the year ended
  December 31, 2003                             -         -          -         -           (47,656)        (47,656)
                                             --------  --------  --------- --------    -----------       ----------
Balance at December 31, 2003                 116,000     29,000    800,000    7,000        (58,626)        (22,626)

Issuance of Series A Convertible
  Preferred Stock for cash
  during February 2004 at $0.25
  per share                                  184,000     46,000      -         -              -             46,000

Net loss for the year ended
  December 31, 2004                             -         -          -         -           (62,156)        (62,156)
                                             --------  --------  --------- --------    -----------      ----------
Balance at December 31, 2004                 300,000     75,000    800,000    7,000       (120,782)        (38,782)

Net loss for the year ended
  December 31, 2005                             -         -          -         -            (6,148)         (6,148)

                                             --------  --------  --------- --------    -----------      ----------
Balance at December 31, 2005                 300,000     75,000    800,000    7,000       (126,930)        (44,930)

Issuance of common stock for services
  on August 31, 2006 at $0.042857 per
  share                                         -         -      2,780,376  119,159           -            119,159

Issuance of common stock in settlement
  of debt on September 8, 2006                  -         -        323,080   13,846           -             13,846
  at $0.042857 per share

Conversion of Series A Convertible
  Preferred into Common Stock on a 1:2      (112,000)   (28,000)   224,000   28,000           -                  0
  basis during September 2006

Issuance of common stock for services
  on December 1, 2006 at $0.042857              -         -        100,000    4,286           -              4,286
  per share

Issuance of common stock for services
  on December 8, 2006 at $0.042857              -         -        100,000    4,286           -              4,286
  per share

Issuance of common stock for services
  on December 18, 2006 at $0.042857             -         -        150,000    6,429           -              6,429
  per share


                                             ATOMIC PAINTBALL, INC.
                                          (A DEVELOPMENT STAGE COMPANY)
                                       STATEMENTS OF STOCKHOLDERS' DEFICIT
                             FROM INCEPTION (MAY 8, 2001) THROUGH SEPTEMBER 30, 2007

                                              Preferred Stock     Common Stock      (Accumulated deficit)
                                                                                          during
                                             Shares     Amount   Shares    Amount     Development Stage     Total

                                                #         $        #         $            $              $

Issuance of common stock in settle-
  ment of debt on December 19, 2006 at          -         -        697,674   30,000           -             30,000
  $0.042857 per share

Issuance of common stock for services
  on December 22, 2006 at                       -         -        100,000    4,286           -              4,286
  $0.042857 per share

Net loss for the year ended December
  31, 2006                                      -         -          -         -          (200,182)       (200,182)

                                             --------  --------  --------- --------     -----------      ----------
Balance at December 31, 2006                 188,000     47,000  5,275,130  217,290       (327,112)        (62,822)

Conversion of Series A Convertible
Preferred Stock into Common Stock on        (144,000)   (36,000)   288,000   36,000           -                  0
a 1:2 basis on January 18 & 23, 2007

Conversion of Series A Convertible
  Preferred Stock to Common Stock on a       (36,000)    (9,000)    72,000    9,000           -                  0
  1:2 basis on February 5, 2007

Issuance of common stock in settlement
  of debt on March 29, 2007 at                  -         -        697,674   30,000           -             30,000
  $0.042857 per share

Issuance of common stock for cash in
  April 2007 at $0.125 per share                -         -        400,000   50,000           -             50,000

Issuance of common stock for cash
  on May 2007 at $0.125 per share               -         -        400,000   50,000           -             50,000


Net loss for the nine months ended
  September 30, 2007                            -         -           -        -          (113,140)       (113,140)
                                             --------  --------  ---------  --------    -----------      ----------
Balance at September 30, 2007                  8,000 $    2,000  7,132,804  $392,290   $  (440,252)     $  (45,962)
                                             ========  ========  =========  ========    ===========      ==========

                         See accompanying Notes to Financial Statements.


                                     ATOMIC PAINTBALL, INC.
                                 (A DEVELOPMENT STAGE COMPANY)
                                    STATEMENT OF CASH FLOWS
                     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006,
                           THE YEAR ENDED DECEMBER 31, 2006 AND 2005
             AND THE PERIOD FROM INCEPTION (MAY 8, 2001) THROUGH SEPTEMBER 30, 2007


                                                                                                    FROM INCEPTION
                                                  FOR THE NINE MONTHS ENDED  FOR THE YEAR ENDED      (May 8, 2001)
                                                       SEPTEMBER 30,          DECEMBER 31,          THROUGH SEPTEMBER 30,
                                                      2007       2006       2006        2005           2007
                                                    (unaudited)(unaudited)(audited)     (audited)     (unaudited)
                                                  ------------------------------------------------------------------
CASH FLOW PROVIDED BY / (USED IN) OPERATING ACTIVITIES

NET LOSS                                          $  (113,140) (129,043)$  (200,182)$   (6,148)   $   (440,252)

ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH
PROVIDED BY / (USED IN) OPERATING ACTIVITIES
     Depreciation                                           0       192         193        883           6,835
     Loss on Disposal of Fixed Assets                       0     1,411       1,819      1,069           3,464
     Issuance of Common Stock For Services                  0   119,159     138,444          0         144,444
     Gain on Settlement of Liabilities                      0   (13,600)    (13,600)         0         (13,600)

CHANGES IN OPERATING ASSETS & LIABILITIES
     Decrease/(Increase) in Other Receivables              36         0         (36)        78              (0)
     (Decrease)/Increase in Accounts Payable           (3,183)    4,835       6,908      1,167          26,547
     (Decrease)/Increase in Accrued Expenses            4,472     1,868      (1,843)     2,985           7,275
                                                    -------------------------------------------     -----------
     Total Cash Flow (used in) / provided by
        Operating Activities                         (111,816)  (15,178)    (68,297)        35        (265,287)


     Purchase of Fixed Assets                               0         0           0          0         (10,299)
CASH FLOW FROM INVESTING ACTIVITIES
                                                    -------------------------------------------     -----------
     Total Cash Flow provided by Investing Activities       0         0           0          0         (10,299)


CASH FLOW FROM FINANCING ACTIVITIES
     Advances Under Loans From Shareholders            33,375    15,164      68,290          0         121,189
     Net Proceeds from Issuance of Common Stock       100,000         0           0          0         101,000
     Net Proceeds from Issuance of Preferred Stock          0         0           0          0          75,000
                                                    -------------------------------------------     -----------
     Total Cash Flow provided by Financing Activities 133,375    15,164      68,290          0         297,189


                                                  $    21,559       (14)$        (6)$       35    $     21,603              $
                                                    ===========================================     ===========

INCREASE / (DECREASE) IN CASH & CASH EQUIVALENTS  $        44        50 $        50 $       15    $          0              $
                                                    ===========================================     ===========
                                                  $    21,603        36 $        44 $       50    $     21,603              $
                                                    ===========================================     ===========
Cash and Cash Equivalents at the beginning
  of the period
Cash and Cash Equivalents at the end of
  the period
                                                  $         0         0 $         0 $      140    $        207              $
                                                    -------------------------------------------     -----------
SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION    $         0         0 $         0 $        0    $          0              $
                                                    -------------------------------------------     -----------
Cash paid for interest


                                See accompanying Notes to Financial Statements.

                             ATOMIC PAINTBALL, INC.

                          (A DEVELOPMANT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

1.       NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES:

Atomic Paintball, Inc. was incorporated on May 8, 2001 in the State of Texas.

Nature of Operations -- We are a development stage corporation which plans to own and operate paintball facilities and to provide services and products in connection with paintball sport activities at our facilities and through a website. The website has not been developed at this time.

We largely exhausted our available funding during the fiscal year ended December 31, 2004 and were forced to reduce our operations to a subsistence level for much of the fiscal year ended December 31, 2004 and the fiscal year ended December 31, 2005. Subsequently, during the fiscal year ended December 31 2006, we were able to raise sufficient further interim funding and issue shares of our common stock as compensation to certain consultants to accelerate the implementation of our proposed business plan. However, so far we have been unable to raise the substantial additional funding required to fully implement our proposed business plan.

It is our current intention, within our existing level of interim funding, to continue to accelerate progress on the implementation of our proposed business while at the same time seeking to obtain a listing on the OTC Bulletin Board. We believe that a listing on the OTC Bulletin Board will enable us to raise sufficient new equity to fully implement our business plan, or alternatively, if we are unable to raise sufficient new equity to fully implement our business plan, once we have obtained a listing on the OTC Bulletin Board we will be able to build our business through the purchase of paintball businesses and assets in return for the issue of shares of our common stock. There can be no assurance we will be able to successfully complete any of these proposed transactions.

At present, we have brought our financial books and records up to date, appointed a highly experienced paintball executive as our non-executive director, initiated an up date of our initial business plan to reflect recent developments within the paintball sector, appointed a consultant to seek potential acquisition targets within the paintball sector and intend to launch a website to sell paintball products shortly.

If we are successful in raising further equity finance we plan to establish corporate offices, hire senior management, conduct feasibility studies for real estate acquisitions for paintball locations, purchase land and equipment for operating paintball parks, purchase inventory for resale and develop our website for marketing our paintball games and miscellaneous services via the Internet. We will consider acquiring existing underperforming paintball parks where we can create value through new capital expenditure and the application of state of the art marketing and operating disciplines. We will also consider acquiring existing, established, profitable paintball parks as a means of establishing rapidly a critical mass of profitable operations. We would need to raise substantial funds to complete this business plan and there can be no assurance that we will be able to raise sufficient equity to fund our strategy.

Cash and Cash Equivalents -- Cash and cash equivalents consist of cash and highly liquid debt instruments with original maturities of less than three months.

Property and Equipment- Property and equipment are recorded at cost. Depreciation is provided using the straight line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful life of the improvement.

The  useful  lives  of  property  and   equipment   for  purposes  of  computing
depreciation are:

                  Leasehold Improvements             1 year
                  Equipment                          7 years
                  Computer Equipment                 5 years

Expenditures for maintenance and repairs are charged to operations as incurred, while betterments that extend the useful lives of the assets are capitalized. Assets held by the Company are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Deferred Costs and Other -- Offering costs with respect to issue of common stock, warrants or options by us were initially deferred and ultimately offset against the proceeds from these equity transactions if successful or expensed if the proposed equity transaction is unsuccessful.

Impairment of Long-Lived and Intangible Assets -- In the event that facts and circumstances indicated that the cost of long-lived and intangible assets may be impaired, an evaluation of recoverability was performed. If an evaluation was required, the estimated future undiscounted cash flows associated with the asset were compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value was required.

Financial Instruments -- The estimated fair values for financial instruments was determined at discrete points in time based on relevant market information. These estimates involved uncertainties and could not be determined with precision. The carrying amounts of notes receivable, accounts receivable, accounts payable and accrued liabilities approximated fair value because of the short-term maturities of these instruments. The fair value of notes payable approximated to their carrying value as generally their interest rates reflected our effective annual borrowing rate.

Income Taxes -- Through September 30, 2003, we elected to be treated as an "S" Corporation for federal tax purposes. Accordingly, we were generally not subject to federal income taxes. Our income or loss was included in the shareholder's respective income tax returns.

Effective October 1, 2003, upon issuance of Series A Preferred Stock, we converted to a "C" Corporation. As such, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Had we been a C Corporation for income tax purposes effective January 1, 2002, the accompanying statements of operations would not have been affected

Revenue Recognition - We expect to generate revenue from providing facilities, services and products in connection with paintball sport activities. Revenues will be recognized as services and products are delivered. We are currently in the development stage and had no revenue during the nine months ended September 30, 2007 and 2006, the year ended December 31, 2006 and 2005.

Comprehensive Income (Loss) -- Comprehensive income is defined as all changes in stockholders' equity (deficit), exclusive of transactions with owners, such as capital investments. Comprehensive income includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries and unrealized gains (losses) on available-for-sale securities.

There were no differences between our comprehensive loss and net loss during the nine months ended September 30, 2007 and 2006, the year ended December 31, 2006 and 2005.

Income (Loss) Per Share -- The income (loss) per share is presented in accordance with the provisions of Statement of Financial Accounting Standards
(SFAS) No. 128, Earnings Per Share. SFAS No. 128 replaced the presentation of primary and fully diluted earnings (loss) per share (EPS) with a presentation of basic EPS and diluted EPS. Basic EPS is calculated by dividing the income or loss available to common stockholders by the weighted average number of common stock outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Diluted EPS was the same as Basic EPS for during the nine months ended September 30, 2007 and 2006, the year ended December 31, 2006 and 2005 as we had losses in all periods since our inception and, therefore, the effect of all additional potential common stock would be antidilutive.

Stock-Based Compensation -- As permitted under the SFAS No. 123, Accounting for Stock-Based Compensation, we account for our stock-based compensation in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. As such, compensation expense is recorded on the date of grant if the current market price of the underlying stock exceeds the exercise price. Certain pro forma net income and EPS disclosures for employee stock option grants are also included in the notes to the financial statements as if the fair value method as defined in SFAS No. 123 had been applied. Transactions in equity instruments with non-employees for goods or services are accounted for by the fair value method.

Use of Estimates -- The preparation of our consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates. Due to uncertainties inherent in the estimation process, it is possible that these estimates could be materially revised within the next year.

Recently Issued Accounting Pronouncements -- In March 2005, the Financial Accounting Standards Board (FASB) Interpretation No. 47 "FIN 47" was issued, which clarifies certain terminology as used in FASB Statement No. 143, "Accounting for Asset Retirement Obligations." In addition it clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. Early adoption of FIN 47 is encouraged. We do not believe that the adoption of FIN 47 will have a material impact on our financial conditions or results of operation.

In May 2005, the FASB issued FASB Statement No. 154, which replaces APB Opinion No.20 and FASB No. 3. This Statement provides guidance on the reporting of accounting changes and error corrections. It established, unless impracticable retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements to a newly adopted accounting principle. The Statement also provides guidance when the retrospective application for reporting of a change in accounting principle is impracticable. The reporting of a correction of an error by restating previously issued financial statements is also addressed by this Statement. This

Statement is effective for financial statements for fiscal years beginning after December 15, 2005. Earlier application is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date this Statement is issued. We do not believe that the adoption of FASB Statement No. 154 will have a material impact on our financial conditions or results of operation.

In February 2006, the FASB issued FASB Statement No. 155, which is an amendment of FASB Statements No. 133 and 140. This Statement; a) permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, b) clarifies which interest-only strip and principal-only strip are not subject to the requirements of Statement 133, c) establishes a requirement to evaluate interests in securitized financial assets to identify interest that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, d) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, e) amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This Statement is effective for financial statements for fiscal years beginning after September 15, 2006. Earlier adoption of this Statement is permitted as of the beginning of an entity's fiscal year, provided the entity has not yet issued any financial statements for that fiscal year. We does not believe that the adoption of FASB Statement No. 155 will have a material impact on our financial conditions or results of operation

In March 2006, the FASB issued FASB Statement No. 156, which amends FASB Statement No. 140. This Statement establishes, among other things, that accounting for all separately recognized servicing assets and servicing liabilities. This Statement amends Statement 140 to require that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. This Statement permits, but does not require, the subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value. An entity that uses derivative instruments to mitigate the risks inherent in servicing assets and servicing liabilities is required to account for those derivative instruments at fair value. Under this Statement, an entity can elect subsequent fair value measurement to account for its separately recognized servicing assets and servicing liabilities. By electing that option, an entity may simplify its accounting because this Statement permits income statement recognition of the potential offsetting changes in fair value of those servicing assets and servicing liabilities and derivative instruments Is the same accounting period. This Statement is effective for financial statements for fiscal years beginning after September 15, 2006. Earlier adoption of this Statement is permitted as of the beginning of an entity's fiscal year, provided the entity has not yet issued any financial statements for that fiscal year. We do not believe that the adoption of FASB Statement No. 156 will have a material impact on our financial conditions or results of operation.

In September 2006, the FASB issued  Statement of Financial  Accounting  Standard
(SFAS) No. 157, "Fair Value Measurements" ("SFAS No. 157"). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles ("GAAP"), and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurement where the FASB has previously determined that under those pronouncements fair value is the appropriate measurement. This statement does not require any new fair value measurements but may require companies to change current practice. This statement is effective for those fiscal years beginning after November 15, 2007 and to the interim periods within those fiscal years. We believe that SFAS No. 157 should not have a material impact on our financial position or results of operations

In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans" ("SFAS No. 158"). SFAS No. 158 requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position, recognize changes in that funded status in the year in which the changes occur through comprehensive income and measure a plan's assets and its obligations that determine its funded status as of the end of the employer's fiscal year. The provisions of SFAS No. 158 are effective for fiscal years ending after December 15, 2006. We believe that SFAS No. 158 should not have a material impact on our financial position or results of operations.

In June 2006, the FASB issued FIN No. 48, "Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109." This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006. We believe that FIN No. 48 should not have a material impact on our financial position or results of operations

In  September  2006,  the  SEC  issued  Staff   Accounting   Bulletin  No.  108,
"Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" ("SAB 108"). SAB 108 requires companies to evaluate the materiality of identified unadjusted errors on each financial statements and related financial statement disclosure using both the rollover approach and the iron curtain approach. The requirements of SAB 108 are effective for annual financial statements covering the first fiscal year ending after November 15, 2006. SFAS No. 158 has not had a material impact on our financial position or results of operations.

Business Segments -- In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information ("SFAS No. 131"). SFAS No. 131 changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial reports to stockholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. We used the management approach for segment disclosure, which designates the internal organization that is used by management for making operating decisions and assessing performance as the source of our reportable segments. As a development stage, company we believe our operations during the nine months ended September 30, 2007 and 2006, and the year ended December 31, 2006 and 2005 only one segment and as such, adoption of SFAS No. 131 does not impact the disclosures made in our financial statements.

2.       GOING CONCERN AND LIQUIDITY:

As of September 30, 2007, we had $21,603 cash on hand, $21,603 of assets, no operating business or other source of income, outstanding liabilities of approximately $67,564 and a stockholder' deficit of approximately $45,962.

As of December 31, 2006, we had $44 cash on hand, $80 of assets, no operating business or other source of income, outstanding liabilities of approximately $62,901 and a stockholder' deficit of approximately $62,822.

Consequently we are now dependent on raising additional equity and, or, debt to fund any negotiated settlements with our outstanding creditors and meet our ongoing operating expenses. There is no assurance that we will be able to raise the necessary equity and, or, debt that we will need to be able to negotiate acceptable settlements with our outstanding creditors or fund our ongoing operating expenses.

Since his appointment  effective August 31, 2006 through June 30, 2007 Mr. David
J. Cutler, our Chief Executive Officer, Chief Financial Officer and a director of ours, has made advances to us of $158,812 by way of loan to fund our ongoing operating costs and settle certain outstanding liabilities. In December 2006 Mr. Cutler converted $30,000 of his loan to us into 697,674 shares of our common stock. In March 2007 Mr. Cutler converted a further $30,000 of his loan to us into an additional 697,674 shares of our common stock. There can be no assurance that Mr. Cutler will continue to provide such financing on an ongoing basis.

During the nine months ended September 30, 2007 we raised $100,000 in cash through the placement of 800,000 share of our common stock at $0.125 per share. There can be no assurance that we will be able to raise further such funding on an ongoing basis

As a result of these, among other factors, we received a report on our consolidated financial statements for the years ended December 31, 2006 and 2005 from our Independent Registered Public Accounting Firm that include an explanatory paragraph stating that the accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is in the development stage, has not generated revenue since inception, has suffered significant losses, had a working capital deficit as of December 31, 2006 and 2005 and currently has no funds to execute its business plan. Management's plans to address these matters are also included in Note 2 to the financial statements. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3. PROPERTY AND EQUIPMENT

Property and equipment consist of the following:


                                       September 30,       September 30,         December 31,          December 31,
                                           2007                 2007                 2006                  2005
                                         Unaudited           Unaudited              Audited               Audited
------------------------------------ ------------------ --------------------- -------------------- ----------------------

      Leasehold Improvements                $0          $                     $                             $ 0
------------------------------------ ------------------ --------------------- -------------------- ----------------------
             Equipment                       0                        0                     0                    3,000
------------------------------------ ------------------ --------------------- -------------------- ----------------------
             Computer                        0                        0                     0                    1,045
------------------------------------ ------------------ --------------------- -------------------- ----------------------
                                          ------                   -----                 -----                ---------
------------------------------------ ------------------ --------------------- -------------------- ----------------------
                                             0                        0                    0                     4,045
------------------------------------ ------------------ --------------------- -------------------- ----------------------
  Less: accumulated depreciation             0                      (0)                   (0)                   (2,033)
------------------------------------ ------------------ --------------------- -------------------- ----------------------
                                          ------                    -----                -----                ---------
------------------------------------ ------------------ --------------------- -------------------- ----------------------
                                            $0          $             0       $            0              $     2,012
------------------------------------ ------------------ --------------------- -------------------- ----------------------
    Property and equipment, net            ====                     ===                  ===                    =====
------------------------------------ ------------------ --------------------- -------------------- ----------------------

There was $0 and $192 depreciation expense during the nine months ended September 30, 2007 and 2006, respectively, $193 and $883 for the years ended December 31, 2006 and 2005, respectively.

During the year ended December 31 2006, an uninsured trailer, classified as equipment, was stolen and the last of our computer equipment, which could no longer be used in our business, was written off.

4. ACCOUNTS PAYABLE

The balances of Accounts Payable at September 30, 2007, December 31, 2006 and 2005 represent liabilities that were substantially over due as at the date of these balance sheets but were still outstanding as we did not have the necessary funding in to pay these liabilities.

In September 2006, we negotiated the full write off of liabilities with a carrying value of $13,600 and converted a liability of $768 into 17,189 shares of our common stock.

No interest accrual has been made in respect of these outstanding accounts payable as we believe they will be settled at or below their current carrying value on our balance sheet.

5. ACCRUED EXPENSES

The balances of Accrued Expenses at September 30, 2007, December 31, 2006, and 2005 represents accrued interest on loan notes provided to us by certain of our shareholders.

Accrued interest of $3,237 as at December 31, 2005 was converted into shares of our common stock in September 2006.

6. LOANS FROM SHAREHOLDERS

Our first President and then sole director, Barbara J. Smith, loaned us a total of $10,900 between April and July of 2002, to pay for further research and development and for general corporate overhead. This loan bears interest at an annual rate of 6.5% and was repayable in full in July 15, 2004 and was convertible at Ms. Smith's option into shares of our common stock at $0.125 per share. This loan has not been repaid and Ms. Smith has declined to convert the outstanding balance into shares. Accordingly the entire balance of the loan continues to be outstanding and we continue to accrue interest on the balance outstanding.

In July 2004, one of our Series A Convertible Preferred Shareholders advanced to us $7,500 by way of loan note. Interest at 8% was accrued on the loan note until September 2006 when the principal balance and accrued interest was converted into 281,459 shares of our common stock.

Since his appointment effective August 31, 2006 through September 30, 2007 Mr. David J. Cutler, our Chief Executive Officer, Chief Financial Officer and a director of ours, has made advances to us of $158,812 by way of loan to fund our ongoing operating costs and settle certain outstanding liabilities. In December 2006 Mr. Cutler converted $30,000 of his loan to us into 697,674 shares of our common stock. In March 2007 Mr. Cutler converted a further $30,000 of his loan to us into an additional 697,674 shares of our common stock.. Interest is accrued on the outstanding balance of this loan at 8%. There can be no assurance that Mr. Cutler will continue to provide such financing on an ongoing basis.

8. RELATED PARTY TRANSACTIONS

Our founders were our first President and sole director, Barbara J. Smith, and our first Vice President and Secretary, Alton K. Smith, who were husband and wife. Subsequent to their resignations as our director and officers, they have divorced.

Effective May 8, 2001, we issued a total of 200,000 shares of our common stock to our founders in exchange for an initial investment of $1,000 to cover our organizational expenses. Barbara J. Smith received 120,000 shares of our common stock in exchange for her initial investment of $600 and Alton K. Smith received 80,000 shares of our common stock in exchange for his initial investment of $400.

On June 20, 2001, we issued a total of 600,000 shares of our common stock to Barbara J. Smith and Alton K. Smith in exchange for services valued at $6,000. Barbara J. Smith received 360,000 shares of our common stock in exchange for her services valued at $3,600 and Alton K. Smith received 240,000 shares of our common stock in exchange for his services valued at $2,400.

Our first President and sole director, Barbara J. Smith, loaned us a total of $10,900 between April and July of 2002, to pay for further research and development and for general corporate overhead. This loan bore interest at an annual rate of 6.5% and was repayable in full in July 15, 2004 and was convertible into shares of our common stock at $0.125 per share. This loan has not been repaid and Barbara Smith has declined to convert the outstanding balance into shares. Accordingly the entire balance of the loan continues to be outstanding and we continue to accrue interest on the balance outstanding.

In April 2002, we entered into a Lease Agreement with Alton K. Smith, one of our officers, for a lease of property in Ellis County, Texas for use in our paintball games. The term of the lease was for one year, with three renewal terms of one year each. The rental payments were to be one dollar for every person engaging in "Paintball Play Revenues," which included rentals, concessions, fees, or other revenues relating to paintball activities conducted on this leased property. We never made any payments to Mr. Smith under the lease. We were also responsible for payment of one half of the taxes on the leased property, which amounted to $300 in the fiscal year 2003. The lease was renewed in the fiscal year ended December 31, 2003 but was not renewed during the fiscal year ended December 31, 2004.

In October 2005 our two founding shareholders and existing director and officer, Barbara J. Smith and Alton K. Smith (`the Smiths'), entered into a mutual release agreement with us and our of our shareholders. Under the terms of the agreement the Smiths appointed Mark A. Armstrong as a new director of ours, transferred 320,000 of their shares in us to Mr. Armstrong and then submitted their resignations as a director and officer. In return for their resignations and their transfer of shares in us to Mr. Armstrong, we and our shareholders irrevocably released the Smiths from any and all actions, complaints and liabilities that my have been outstanding against the Smiths by us and our shareholders.

In August 2006, Mr. Armstrong appointed David J. Cutler as a new director of ours and subsequently resigned. Mr. Cutler to undertook to use his best efforts to accelerate the implementation of our business plan, settle our outstanding liabilities, bring our financial statements up to date, seek a listing for us on the OTC Bulletin Board, raise new equity and recruit a senior management team that would fully implement our proposed business plan. If we were to be unable to raise sufficient funds to grow our business organically but were able to obtain a listing on the OTC Bulletin Board the intention was to build our business through the purchase of paintball businesses and assets in return for the issue of shares of our common stock. There could be no assurance that this sequence of events could be successfully completed. In return for accepting his appointment with us, Mr. Cutler was issued with 2,530,376 shares of our common stock making him our controlling shareholder.

Effective August 31, 2006, Mr. Armstrong, our former director, was issued 250,000 shares of our common stock as compensation for his services as a director.

In September 2006, one of our existing preferred shareholders was issued with 281,459 shares of our common stock as payment for a loan and accrued interest of $12,063 which he had made to us.

In December 2006, we issued:

     -   100,000 shares of our common stock to one of our existing shareholders,
         J. H. Brech, LLC., to seek out potential acquisitions for us within the paintball sector

     - 50,000 shares of our common stock to both Mark A. Armstrong, a former director of ours, and Charles E Webb, an existing shareholder of ours, for their assistance in bringing our affairs up to date and progressing the implementation of our business strategy,

     - 697,674 shares of our common stock to Mr. Cutler, our Chief Executive Officer and director, to convert $30,000 of the debt he had provided to us into equity, and

     - 100,000 shares of our common stock to Mr. Perlmutter as consideration for his appointment as a non-executive director

In March 2007, Mr. Cutler, our Chief Executive Officer and director, converted a further $30,000 of the debt he had provided to us into 697,674 shares of our common stock.

In May 2007, Mr. Perlmutter, our non-executive director, subscribed for 200,000 shares of our common stock at a price of $0.125 per share for total consideration of $25,000.

9.       STOCKHOLDERS' DEFICIT:

Preferred Stock

In October 2003, our Board of Directors adopted a resolution to authorize the issuance (in series) of up to 2,000,000 shares of preferred stock with no par value. Our board of directors may determine to issue shares of our preferred stock. If done, the preferred stock may be created and issued in one or more series and with such designations, rights, preference and restrictions as shall be stated and expressed in the resolution(s) providing for the creation and issuance of such preferred stock. If preferred stock is issued and we are subsequently liquidated or dissolved, the preferred stock would be entitled to our assets, to the exclusion of the common stockholders, to the full extent of the preferred stockholders' interest in us.

Beginning in October 2003, we conducted a private offering of 800,000 shares of Series A Convertible Preferred Stock of Atomic Paintball at a purchase price of $0.25 per share. These shares were offered and sold to a limited number of accredited investors, without public solicitation. A total of eight individuals purchased shares from us for a total of $75,000. The offering was completed on February 15, 2004. The federal exemption we relied upon in issuing these securities was Rule 506 under of the Securities Act. The Rule 506 exemption was available to us because we did not publicly solicit any investment in us. We also gave all of these investors the opportunity to ask questions of and receive answers from us as to all aspects of our business as well as access to such information as they deemed necessary to fully evaluate an investment in us.

The Series A Convertible Preferred Stock ("Series A Preferred") has no par value and has a liquidation preference of $0.25 per share. The Series A Preferred is convertible into shares of our common stock at a conversion rate of 2:1, and will automatically convert into common stock upon the effectiveness of any registration statement filed by us with the Securities and Exchange Commission.

During October and November of 2003, we issued 116,000 shares of Series A Convertible Preferred Stock for $29,000.

During January and February 2004, we initially issued a total of 284,000 shares of Series A Convertible Preferred Stock for an aggregate purchase price of $71,000 although we were subsequently forced to cancel 100,000 of these shares for non payment and consequently the final issuance was for 184,000 shares of Series A Convertible Preferred Stock with an aggregate purchase price of $46,000.

During September 2006 shareholders holding 112,000 of our Series A Convertible Preferred Shares converted these Convertible Preferred Shares into 224,000 shares of our common stock.

During January and February 2007 shareholders holding 180,000 of our Series A Convertible Preferred Shares converted these Convertible Preferred Shares into 360,000 shares of our common stock.

At September 30, 2007, only 8,000 shares of our Series A Convertible Preferred Shares were still outstanding, held by a single shareholder.

Common Stock

We are authorized to issue 10,000,000 shares of common stock, no par value per share. The holders of common stock are entitled to one vote per share for the election of directors and with respect to all other matters submitted to a vote of stockholders. Shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such shares voting for the election of directors can elect 100% of the directors if they choose to do so. Our common stock does not have preemptive rights, meaning that our common shareholders' ownership interest would be diluted if additional shares of common stock are subsequently issued and the existing shareholders are not granted the right, in the discretion of the Board of Directors, to maintain their ownership interest in us.

Upon any liquidation, dissolution or winding-up of us, our assets, after the payment of debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock then outstanding, will be distributed pro-rata to the holders of the common stock. The holders of the common stock do not have preemptive or conversion rights to subscribe for any of our securities and have no right to require us to redeem or purchase their shares.

The holders of Common Stock are entitled to share equally in dividends, if and when declared by our Board of Directors, out of funds legally available therefore, subject to the priorities given to any class of preferred stock which may be issued.

At September 30, 2007 we had a total of 7,132,804 shares of common stock issued and outstanding.

Stock Options

On October 21, 2003, we adopted a stock purchase plan entitled "2003 Stock Incentive Plan" to attract and retain selected directors, officers, employees and consultants to participate in our long-term success and growth through an equity interest in us. We have been authorized to make available up to 2,000,000 shares of our common stock for grant as part of the long term incentive plan.

During 2003, we granted stock options under the 2003 Stock Incentive Plan to two of our officers to purchase a total of 2,000,000 shares of the Company's common stock at an exercise price of $0.125 per share. These options were to vest over a five year period, with 60% vesting in the first year and 10% in each of the next four years, and were to expire upon the tenth anniversary of the date of grant. At December 31, 2003, there are 1,200,000 exercisable stock options. All outstanding options were cancelled, unexercised, effective October 2005 with the resignation of the two officers.


                                              DECEMBER 31, 2006                       DECEMBER 31, 2005
                                                            WEIGHTED                          WEIGHTED
                                                             AVERAGE                          AVERAGE
                                           OPTIONS       EXERCISE PRICE       OPTIONS       EXERCISE PRICE

FOR OPTIONS GRANTED AT FAIR MARKET
VALUE ON THE DATE OF GRANT:
Options outstanding beginning of
period................                        0                 $0.000       2,000,000            $0.125
  Granted..........................          --                     --              --                --
  Exercised........................          --                     --              --                --
  Canceled.........................          --                     --      (2,000,000)            0.125
                                         -----------            -------    ------------        ----------
Options outstanding................           0                 $0.000               0            $0.000
                                         ===========            =======    ============        ==========
Options exercisable................           0                 $0.000               0            $0.000
                                         ===========            =======    ============        ==========

As permitted under the SFAS No. 123, Accounting for Stock-Based Compensation, we account for our stock-based compensation in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. As such, compensation expense is recorded on the date of grant if the current market price of the underlying stock exceeds the exercise price. Certain pro forma net income and EPS disclosures for employee stock option grants are also included in the notes to the financial statements as if the fair value method as defined in SFAS No. 123 had been applied. Transactions in equity instruments with non-employees for goods or services are accounted for by the fair value method.

The per-share weighted-average grant date fair value of all stock options granted during 2003 was $0.04, using the Black-Scholes option-pricing model.

The following assumptions were used in calculating the fair value of the options: expected volatility 0%, risk free rate of 3.31%, no dividend yield and expected life of 5 years. The weighted average remaining contractual life of the outstanding options and the options exercisable is approximately 10 years.

10. INCOME TAXES:

We have had losses since our Inception (May 8, 2001) through June 30, 2007 and therefore have not been subject to federal or state income taxes. We have accumulated tax losses available for carry forward of approximately $420,000. The carry forward is subject to examination by the tax authorities and expires at various dates through the year 2030. The Tax Reform Act of 1986 contains provisions that limits the NOL carry forwards available for use in any given year upon the occurrence of certain events, including significant changes in ownership interest. Consequently following the issue of 55.1% of our total authorized and issued share capital in August 2006 to Mr. Cutler, one of our directors, our ability to use these losses is substantially restricted by the impact of section 382 of the Internal Revenue Code.

11. SUBSEQUENT EVENTS:

None.

                                    PART III

ITEM 1. INDEX TO EXHIBITS

The following exhibits are filed as part of this Registration Statement:


EXHIBIT
NUMBER                   DESCRIPTION AND METHOD OF FILING


3.1    Articles of Incorporation of Atomic Paintball, Inc

3.2    Amendment 1 to the Articles of Incorporation of Atomic Paintball, Inc

3.3    Amendment 2 to the Articles of Incorporation of Atomic Paintball, Inc

3.4    Bylaws of Atomic Paintball, Inc

3.5    Certificate of Designations for Series A Convertible Preferred Stock

4.1    Specimen certificate of the Common Stock of Atomic Paintball, Inc.

4.2    Promissory Note, dated July 1, 2003, payable to Barbara J. Smith.

4.3    Promissory Note, dated October 29, 2003, payable to Alton K. Smith.

4.4    Promissory Note, dated February 13, 2004, payable to the Registrant.

5.1 Opinion of Michael A Littman, Attorney at Law, as to the legality of securities being registered

10.1 Lease Agreement, dated as of April 1, 2002, by and between Alton K. Smith as Landlord, and Atomic Paintball, Inc. as Tenant

10.2   Atomic Paintball, Inc. 2003 Stock Incentive Plan

10.3 Stock Option Agreement between Barbara J. Smith and the Registrant, dated October 21, 2003

10.4 Stock Option Agreement between Alton K. Smith and the Registrant, dated October 21, 2003

10.5   Form of Subscription Agreement for Series A Convertible Preferred Stock

ITEM 2.  DESCRIPTION OF EXHIBITS

See Item 1 above.

                                   SIGNATURES

In accordance with the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              ATOMIC PAINTBALL, INC.


Date: October 9, 2007              By:        /s/ DAVID J. CUTLER
                                              -------------------
                                              David J. Cutler
                                              Chief Executive Officer, &
                                              Chief Financial Officer

In accordance with the Securities Exchange Act of 1924, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

              SIGNATURE                    TITLE                        DATE


      /s/ David J. Cutler          Chief Executive Officer      October 9, 2007
      -----------------------
            David  J. Cutler       &
                                   Chief Financial Officer
                                   (Principal Financial and
                                   Accounting Officer)
      /s/ Jeffrey Perlmutter       Director                     October 11, 2007
      ----------------------